UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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PTC Inc.

(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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ptc

Notice of **2017** Annual Meeting & Proxy Statement

3

Notice of 2017 Annual Meeting of Stockholders

Wednesday, March 1, 2017 8:00 a.m. Eastern Standard Time	PTC Inc. 140 Kendrick Street Needham, MA 02494

Proposals to be voted on at the Annual Meeting
Proposal	Board Recommendation
Elect eight directors to serve until the 2018 Annual Meeting of Stockholders.	FOR
Advisory vote to approve the compensation of our named executive officers (say-on-pay).	FOR
Advisory vote on the frequency of the say-on-pay vote.	ONE YEAR
Advisory vote to confirm the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the current fiscal year.	FOR

Other matters that are properly brought before the meeting may also be considered.

Stockholders at the close of business on January 3, 2017 are entitled to vote.

Please vote your shares before the meeting, even if you plan to attend the meeting.

Your broker will not be able to vote your shares on the election of directors or the say-on-pay proposals unless you have given your broker specific instructions to do so.

By Order of the Board of Directors

Aaron C. Von Staats
Secretary

Needham, Massachusetts
January 18, 2017

Important Notice of the Internet Availability of Proxy Materials

The Proxy Statement and our 2016 Annual Report are available to stockholders at www.proxyvote.com.

www.ptc.com

4

Dear Fellow Stockholders:

This past year clearly marked a turning point for PTC as we executed on our long-term strategic plan to increase our revenue growth rate, expand our margins and transition to a subscription licensing model.

In 2016, we exceeded our key strategic objectives for bookings growth, margin improvement, and transition to a subscription licensing model.

⬢	We saw increased adoption of our subscription offerings across our business, which is expected to increase our recurring revenue.

⬢

Our improved execution led to bookings growth as we saw growth in our IoT business and of smart, connected offerings in our core Solutions business, both of which are important to increasing our growth rate and enabling us to expand our margins.

⬢	We continued to focus on controlling expenses and prudently investing our resources to enable us to expand our margins.

We believe our transition to a subscription model will create significant value over time for our stockholders. In the short-term, however, a higher subscription mix negatively impacts near-term reported revenue and earnings. Accordingly, during this period, we are focusing on certain operating measures that we believe provide a view of the progress we are making in transitioning the business. These measures include bookings, subscription bookings as a percentage of license and subscription bookings, and operating expenses. We discuss these measures in the proxy summary below.

Given the importance of our strategic goals and our pay for performance philosophy, approximately 50% of our executives’ target compensation for the year was also tied to these measures and to relative total stockholder return. We believe this orientation contributed to our operating success for the year.

You can find additional information about our business performance for the year in the proxy statement summary and in our Annual Report on Form 10-K, which accompanies this proxy statement.

We thank you for your continued support of PTC.

Sincerely,

Robert Schechter
Chairman of the Board

PTC Inc. 2017 Proxy Statement

5

Proxy Statement Summary

This summary highlights information contained elsewhere in this proxy statement and does not contain all of the information you should consider. You should read the entire proxy statement before voting. For more complete information regarding PTC’s fiscal 2016 performance, you should read our Annual Report on Form 10-K, which accompanies this proxy statement. (All references to 2016 and 2015 refer to PTC’s fiscal years ended September 30, 2016 and 2015, respectively, unless otherwise indicated.)

Matters to be Voted on at the Meeting

Proposal	Board Recommendation	Page No.
Elect eight directors to serve until the 2018 Annual Meeting of Stockholders.	FOR All Nominees	11
Advisory vote to approve the compensation of our named executive officers (say-on-pay).	FOR	25
Advisory vote on the frequency of the say-on-pay vote.	ONE YEAR	48
Advisory vote to confirm the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the current fiscal year.	FOR	49

Director Nominees

Nominee	Independence	Committees	Director Since
Robert Schechter, Chairman of the Board	Independent	Audit Committee Compensation Committee	2009
Janice Chaffin	Independent	Audit Committee Chair, Business Transformation Committee Chair, Corporate Governance Committee	2013
Phillip Fernandez	Independent	Audit Committee Business Transformation Committee	2016
Donald Grierson	Independent	Chair, Compensation Committee Corporate Governance Committee	1987
James Heppelmann	President and CEO, PTC	—	2008
Klaus Hoehn	Independent	Business Transformation Committee	2015
Paul Lacy	Independent	Chair, Audit Committee Compensation Committee Corporate Governance Committee	2009
Renato (Ron) Zambonini	Independent	Business Transformation Committee Compensation Committee Corporate Governance Committee	2011

All director nominees attended 100% of the meetings of the Board and of the committees on which they serve during the past year, except for one director that attended 80% of committee meetings due to an illness on one day.

www.ptc.com

6	Proxy Statement Summary

Business Performance

Our Subscription Bookings and Subscription Bookings Mix operating measures are described on Appendix A.

Relative Stock Performance

Comparison of 5-Year Cumulative Total Return*

*	$100 invested on 9/30/2011 in stock or index, including reinvestment of dividends. Fiscal years ending September 30. See also STOCK PERFORMANCE GRAPH on page 55.

PTC Inc. 2017 Proxy Statement

Proxy Statement Summary	7

Alignment of Pay and Performance

3-Year: CEO Total Realizable Compensation vs TSR CAGR	3-Year: Other NEO Total Realizable Compensation vs TSR CAGR

Performance Rank	Performance Rank

Corporate Governance Highlights

⬢Annual Election of All Directors
⬢Majority Voting Policy for Uncontested
Director Elections
⬢8 Director Nominees / 7 Independent
Director Nominees
⬢Independent Board Chairman
⬢Independent Audit, Compensation and
Governance/Nominating Committees
⬢Regular Executive Sessions of Independent Directors
⬢No Director Related Party Transactions
⬢No Stockholder Rights Plan (“Poison Pill”)

⬢Stockholder Right to Call a Special Meeting
⬢No Supermajority Voting Requirements in Charter
or By-Laws
⬢Stock Ownership Requirements for Directors
and Executive Officers
⬢Pay-for-Performance Executive Compensation
⬢Executive Incentive Compensation Clawback Policy
⬢No Hedging of Stock by
Directors/Executives/Employees
⬢No Pledging of Stock by
Directors/Executives/Employees

www.ptc.com

8	Proxy Statement Summary

2016 PricewaterhouseCoopers LLP Services and Fees

Type of Professional Service	Fiscal 2016	Fiscal 2015
Audit Fees	$3,279,500	$3,476,274
Audit-Related Fees(1)	$557,000	$97,317
Tax Fees(2)	$1,570,915	$2,806,782
All Other Fees(3)	$1,800	$1,800

(1)	Consists principally of fees for services related to comfort letter procedures in connection with a public debt offering and consultations concerning financial accounting and reporting standards.
(2)	Consists principally of fees related to tax compliance, tax planning and tax advice services, and tax compliance services related to PTC’s expatriate employees (including assistance with individual tax compliance that PTC provides as a benefit to these employees) as follows:

Type of Tax Service	Fiscal 2016	Fiscal 2015
Tax compliance and preparation services (comprised of preparation of original and amended tax returns, claims for refunds, and tax payment planning services)	$286,502	$345,059
Tax compliance services related to PTC’s expatriate employees	373,541	514,695
Other tax services, including tax planning and advice services and assistance with tax audits	910,872	1,947,028
Total	$1,570,915	$2,806,782

(3)	Consists of fees for accounting research software.

See Proposal 4 on page 49 for more information about PricewaterhouseCoopers LLP’s services.

PTC Inc. 2017 Proxy Statement

9

5	Proxy Statement Summary

10	Information About the Annual Meeting and Voting

11	Proposal 1: Election of Directors
11	Election Process and Voting Standard
11	Director Nominations
11	Director Qualifications
13	Director Nominees

19	Corporate Governance
19	Board Leadership Structure
19	Board Meetings and Attendance at the Annual Meeting
19	The Committees of the Board
22	Risk Oversight
22	Communications with the Board

23	Director Compensation
24	Director Compensation Table

25	Proposal 2: Advisory Vote on the Compensation of Our Named Executive Officers (Say-on-Pay)

27	Compensation Discussion and Analysis
27	Executive Summary of Our Compensation Practices and 2016 Compensation
30	Compensation Philosophy & Objectives
30	Compensation Setting Process
31	How We Determine the Total Amount of Compensation
33	Analysis of Compensation Decisions for 2016
34	2016 Performance-Based Compensation
37	Severance and Change in Control Arrangements
38	Equity Ownership
38	Compensation Clawback Policy
38	Timing of Equity Grants
39	Tax and Accounting Considerations
39	Assessment of Risks Associated with Our Compensation Programs
40	Compensation Committee Report

41	Executive Compensation
41	Summary Compensation Table
42	Grants of Plan-Based Awards
44	Outstanding Equity Awards at Fiscal Year-End
45	Option Exercises and Stock Vested
45	Potential Payments upon Termination or Change in Control

48	Proposal 3: Advisory Vote on the Frequency of the Say-on-Pay Vote

49	Proposal 4: Advisory Vote to Confirm the Selection of PricewaterhouseCoopers LLP as Our Independent Registered Public Accounting Firm for 2016
49	Engagement of Independent Auditor and Approval of Professional Services and Fees
50	PricewaterhouseCoopers LLP Professional Services and Fees
51	Report of the Audit Committee
51	Attendance at Annual Meeting

52	Information About PTC Common Stock Ownership
52	Stockholders that Own More than 5% of PTC
53	Stock Owned by Directors and Officers
53	Section 16(a) Beneficial Ownership Reporting Compliance

54	Transactions with Related Persons
54	Review of Transactions with Related Persons
54	Transactions with Related Persons

55	Stock Performance Graph

56	Stockholder Proposals and Nominations

58	Additional Information About the Annual Meeting and Voting

61	Appendix A: Subscription Bookings Measures

62	Appendix B: Reconciliation of Non-GAAP Measures to GAAP Results

www.ptc.com

10
Information About the Annual Meeting and Voting

2017 Annual Meeting of Shareholders

Date and Time Wednesday, March 1, 2017 8:00 a.m. Eastern Standard Time	Place PTC Inc. 140 Kendrick Street Needham, MA 02494

Proposals to be Voted on at the Meeting

Proposal	Board Recommendation
Elect eight directors to serve until the 2018 Annual Meeting of Stockholders.	FOR
Advisory vote to approve the compensation of our named executive officers (Say-on-Pay).	FOR
Advisory vote on the frequency of the say-on-pay vote.	ONE YEAR
Advisory vote to confirm the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the current fiscal year.	FOR

How You May Vote

All stockholders as of January 3, 2017 have the right to attend and vote at the Annual Meeting of Stockholders. You may vote by proxy in advance of the meeting. You may attend the meeting even if you have voted by proxy before the meeting. In order to establish a quorum and to facilitate the tabulation of votes, please vote before the meeting, even if you plan to attend the meeting.

Voting by Proxy
If you vote by proxy, your shares will be voted at the meeting as you instruct. If you submit your proxy but do not provide instructions, your shares will be voted in accordance with the Board’s recommendations as set forth above. If any matter not listed in the Notice of Meeting is properly presented at the Annual Meeting, your shares will be voted in accordance with the designated proxies’ best judgment.

To vote, you should follow the voting instructions in the notice or proxy card sent to you.

You may vote by Internet or, if you received a proxy card, by telephone or mail.

Voting in Person
If you wish to vote in person, you must have the required documentation described below with you.

If you are a record holder (that is, you hold your shares directly and not through a brokerage account), you should bring a government issued document that identifies you (such as a Driver’s License or Passport).

If you are a beneficial holder (that is, you hold your shares through a brokerage account), you will need to obtain a legal proxy from the brokerage firm to enable you to vote at the meeting. You should also bring a government issued document that identifies you.

You have one vote for each share of common stock that you owned at the close of business on January 3, 2017. On that date, there were 115,605,623 shares outstanding. Information about the Annual Meeting, voting and other administrative matters begins on page 58.

We made this proxy statement available to stockholders on January 18, 2017.

PTC Inc. 2017 Proxy Statement

11

Proposal 1: Election of Directors

The Board is elected by the stockholders to represent and protect their interest in PTC. The Board selects and oversees the members of senior management, who are responsible for conducting the business of PTC.

Election Process and Voting Standard

All directors stand for election each year. Directors are elected by a plurality of votes received. However, we maintain a Majority Voting Policy for uncontested director elections that requires a director who does not receive a majority of the votes cast in favor of his or her election to promptly tender his or her resignation from the Board. The Corporate Governance Committee will consider the resignation and recommend to the Board whether or not to accept the resignation. The Board will use its best efforts to act on the resignation and publicly disclose its decision and its rationale within 90 days following certification of the election results. The director who tenders his or her resignation may not participate in the decisions of the Corporate Governance Committee or the Board that concern the resignation.

Director Nominations

The Corporate Governance Committee is responsible for identifying and evaluating nominees for director and for recommending to the Board a slate of nominees for election at each Annual Meeting of Stockholders. Candidates may be suggested by directors, management, stockholders or a search firm retained by the Committee. Stockholders that wish to nominate a candidate may do so in accordance with the procedures described in STOCKHOLDER PROPOSALS AND NOMINATIONS. Candidates properly nominated by stockholders will be given the same consideration as other proposed candidates.

Director Qualifications

The Corporate Governance Committee’s mandate is to create and maintain a Board with a diversity of skills and attributes that is aligned with PTC’s current and anticipated future strategic needs. Beyond a few general requirements, the Corporate Governance Committee does not rely on a fixed set of qualifications for director nominees, but views the composition of the Board as a whole and the experience and skills each director nominee brings to the Board. PTC values diversity and believes that diversity among the directors as to personal and professional experiences, opinions, perspectives and backgrounds, as well as diversity with respect to race, ethnicity, gender, age and cultural backgrounds, is desirable. The Committee does not maintain a diversity policy, but seeks to achieve diversity through its thoughtful selection of qualified candidates.

www.ptc.com

12	Proposal 1: Election of Directors

Qualifications Required of All Directors

The Corporate Governance Committee considers each candidate’s character and professional ethics, judgment, leadership experience, business experience and acumen, familiarity with relevant industry issues, national and international experience and such other relevant skills and experience as may contribute to the Board’s effectiveness and PTC’s success. In addition, all candidates must be able to dedicate sufficient time and resources for the diligent performance of the duties required of a member of the Board of Directors and must not hold positions or interests that conflict with their responsibilities to PTC. Candidates must also comply with any other minimum qualifications for either individual directors or the Board as a whole mandated by applicable laws or regulations. The Committee will also consider whether the candidate is independent of PTC as at least a majority of members of the Board of Directors must qualify as independent in accordance with NASDAQ independence rules.

Specific Qualifications, Skills and Experience Required of the Board

The Committee believes that certain qualifications, skills and experience should be represented on the Board, as described below, although not every member of the Board must possess all such qualifications, skills and experience to be considered capable of making valuable contributions to the Board.

Leadership
Our business is complex and evolving rapidly. CEOs and persons who have led operating business units of significant size have proven leadership experience in developing and advancing a vision and making executive-level decisions.

Financial
Our business and financial model is complex and multinational. Individuals with financial expertise are able to identify and understand the issues associated with our business and financial model.

Software Industry We are an enterprise software company. Those with enterprise software experience are able to understand the risks and opportunities facing our business.

Strategy Our success depends on successful development and execution of our corporate strategy.

Manufacturing We primarily serve companies in the manufacturing industry. Understanding of this industry enables better understanding of how we can best address the needs of our customers.

Marketing Our business depends on successfully creating awareness of our products and entering new markets. Persons with marketing experience can help us identify ways to do so successfully.

Research and Development
Our business depends on the success of our research and development efforts to develop our products and expand our offerings. Experience in this area enables understanding of the challenges we face and best practices.

Global
We are a global company, with approximately 40% of our revenue coming from the Americas, 40% from Europe and 20% from the Asia-Pacific region. Global experience facilitates understanding of the complexities and issues associated with running a global business and the challenges we face.

PTC Inc. 2017 Proxy Statement

Proposal 1: Election of Directors	13

Director Nominees

All of the current directors are up for reelection. Information about each of the director nominees, including their qualifications, skills and experience that led the Corporate Governance Committee and the Board to conclude that the director should serve as a director of the company, is discussed below. Information about their PTC stock ownership is set forth in INFORMATION ABOUT PTC COMMON STOCK OWNERSHIP – Stock Owned by Directors and Officers.

Independence of Our Directors

Our Board of Directors has determined that Messrs. Schechter, Fernandez, Grierson, Hoehn, Lacy and Zambonini and Ms. Chaffin are independent under applicable NASDAQ rules. None of the independent directors, to our knowledge, has any business, financial, family or other type of relationship with PTC or its management that would impact the director’s independence.

The Board of Directors recommends that you vote FOR the election of all of the director nominees.

Janice D. Chaffin

Qualifications:
Leadership
Financial
Software
Strategy
Marketing
Global
Director since 2013, Age 62
Ms. Chaffin served as Group President, Consumer Business Unit of Symantec, a global leader in providing cybersecurity solutions, from April 2007 to March 2013 and as Chief Marketing Officer of Symantec from 2003 to 2007. Prior to that, she spent over twenty years at Hewlett-Packard Company, in management and marketing leadership positions. Ms. Chaffin holds a Bachelor of Arts from the University of California, San Diego and a Masters of Business Administration from the University of California, Los Angeles.

Ms. Chaffin brings to the Board significant leadership experience with large global technology companies. Ms. Chaffin’s skills include financial and accounting expertise as a result of her positions at Symantec Corporation and Hewlett-Packard Company and her previous service on the Audit Committee of Informatica Corporation. In 2015, Ms. Chaffin completed the requirements to become a NACD Fellow, the highest level of credentialing for corporate directors and corporate governance professionals by the National Association of Corporate Directors. To become a NACD Fellow, Ms. Chaffin demonstrated knowledge of the leading trends and practices that define exemplary corporate governance today and committed to developing professional insights through a comprehensive program of ongoing study.

Board Committees:
Audit
Business Transformation (Chair)
Corporate Governance (Chair)

Other Public Company Boards:
Synopsys, Inc.
International Game Technology (2010-2015)

www.ptc.com

14	Proposal 1: Election of Directors

Phillip M. Fernandez

Qualifications:
Leadership
Financial
Software
Strategy
Marketing
Global
Director since 2016, Age 55
Mr. Fernandez joined Shasta Ventures, a venture capital firm, as a Venture Partner in January 2017. Mr. Fernandez was a founder of Marketo, Inc., a global digital marketing software company, and served as its Chief Executive Officer and President from January 2006 to August 2016. Prior to that, he held various positions at Epiphany, Inc., a marketing software company acquired by SSA Global Technologies, Inc., including as President and Chief Operating Officer, Mr. Fernandez holds a Bachelor of Arts in History from Stanford University.

Mr. Fernandez has demonstrated leadership experience as a result of his service at Marketo, Inc. and at Epiphany, Inc. He has also gained significant marketing experience through his role at Marketo, Inc. Mr. Fernandez is also a well-known writer and speaker on topics related to digital marketing, marketing automation, big data, and entrepreneurialism, and is the author of Revenue Disruption: Game-Changing Sales and Marketing Strategies to Accelerate Growth (Wiley, 2012).

Board Committees:
Audit
Business Transformation

Other Public Company Boards:
Marketo, Inc. (January 2006 – August 2016)

Donald K. Grierson

Qualifications:
Leadership
Financial
Software
Strategy
Manufacturing
Global
Director since 1987, Age 82
Mr. Grierson served as Chief Executive Officer and President of ABB Vetco Gray, Inc., an oil services business, from September 2002 to November 2004 and from 1991 to March 2001. He served as Executive Director of ABB Vetco Gray, Inc. from March 2001 to September 2002. Prior to that, Mr. Grierson was a Senior Vice President, Group Executive at General Electric Company and was involved with several high-tech venture capital companies. Mr. Grierson holds a Masters of Business Administration from Xavier University and a Bachelor of Science degree in Mechanical Engineering from Ohio University.

Mr. Grierson has significant leadership, management and operating experience as a result of his service at ABB Vetco International, ABB Vetco Gray and General Electric. He also has deep manufacturing experience as a result of his positions at ABB Vetco International, ABB Vetco Gray, Inc. and GE. Mr. Grierson also has broad knowledge of the software industry as a result of his tenure on the PTC Board and his prior service as a director of Cadence and Oracle. Finally, Mr. Grierson has financial and accounting acumen as a result of his positions at ABB Vetco International, ABB Vetco Gray and General Electric.

Board Committees:
Compensation (Chair)
Corporate Governance

PTC Inc. 2017 Proxy Statement

Proposal 1: Election of Directors	15

James E. Heppelmann

Qualifications:
Leadership
Financial
Software
Strategy
Manufacturing
Marketing
R&D
Global
Director since 2008, Age 52
Mr. Heppelmann has served as the President and Chief Executive Officer of PTC since October 2010. He was Chief Operating Officer of PTC from March 2009 to September 2010, Executive Vice President and Chief Product Officer of PTC from February 2003 to February 2009, and Executive Vice President, Software Solutions and Chief Technology Officer of PTC from June 2001 to January 2003. Mr. Heppelmann joined PTC in 1998. He holds a Bachelor’s degree in Mechanical Engineering from the University of Minnesota.

Mr. Heppelmann brings to the Board significant leadership experience in the software industry as a result of his positions at PTC Inc. and his position at Windchill Technology, Inc., where he was the founder and President prior to its acquisition by PTC. Through his tenure at PTC, he has developed extensive knowledge of PTC’s history, technologies and the markets in which PTC operates. Additionally, Mr. Heppelmann has marketing experience as a result of his position as Chief Product Officer of PTC, in which role he was also responsible for PTC’s Marketing function. His skills also include technology and research and development expertise as a result of his positions as Chief Product Officer and Chief Technology Officer, and at Windchill Technology, Inc.

Board Committees:
None

Other Public Company Boards:
Sensata Technologies Holdings N.V.

Klaus Hoehn

Qualifications:
Leadership
Strategy
Manufacturing
R&D
Global
Director since 2015, Age 65
Mr. Hoehn serves as the Vice President, Advanced Technology and Engineering, at Deere & Company, an agricultural, construction, commercial and consumer equipment manufacturer, a position he has held since January 2006. He joined Deere & Company in 1992 and has served in a number of engineering and product development roles at the company. Mr. Hoehn holds a Bachelor’s degree, a Master’s degree, and a Doctorate degree in Mechanical and Agricultural Engineering from Rostock University in Germany.

As a result of his positions at Deere & Company, Mr. Hoehn has extensive knowledge of manufacturing and the markets in which PTC operates, as well as extensive knowledge of PTC software, including as a user of PTC software. Mr. Hoehn’s experience at Deere, a customer of PTC, makes him uniquely qualified to serve as the “voice of the customer” on the Board. His skills also include technology and research and development expertise as a result of his positions at Deere, including in his current role, where he has corporate-level responsibility for directing advanced technology development and engineering services that support worldwide agricultural, construction, and commercial and consumer equipment design and manufacturing.

Board Committees:
Business Transformation

www.ptc.com

16	Proposal 1: Election of Directors

Paul A. Lacy

Qualifications:
Leadership
Financial
Software
Strategy
Manufacturing
Global
Director since 2009, Age 69
Mr. Lacy served as President of Kronos Incorporated, a global enterprise software company, from May 2006 through June 2008. He served as President, Chief Financial and Administrative Officer, of Kronos from November 2005 through April 2006, and as Executive Vice President and Chief Financial and Administrative Officer of Kronos from April 2002 through October 2005. Mr. Lacy holds a Juris Doctor from Boston College Law School and Bachelor of Science in Accounting from Boston College.

Mr. Lacy’s skills include extensive financial accounting and software expertise as a result of his positions at Kronos. During his tenure at Kronos, Kronos grew from a $26 million hardware company into a $662 million public global enterprise software company. Mr. Lacy also gained significant leadership and public company software experience as a result of his positions at Kronos Incorporated.

Board Committees:
Audit (Chair)
Compensation
Corporate Governance

Robert P. Schechter

Qualifications:
Leadership
Financial
Software
Strategy
Manufacturing
Marketing
R&D
Global
Director since 2009, Age 68
Mr. Schechter served as the Chief Executive Officer of NMS Communications Corporation, a global provider of hardware and software solutions for the communications industry from 1995 to 2008. He holds a Masters of Business Administration from the Wharton School of the University of Pennsylvania and a Bachelor of Science degree from Rensselaer Polytechnic Institute.

Through his position at NMS Communications Corporation, Mr. Schechter gained relevant knowledge of the manufacturing market and process. He also acquired marketing experience as well as technology and research and development expertise as a result of his position as Senior Vice President at Lotus Development Corporation, where he was responsible for all sales, marketing, customer service and product development outside North America. Mr. Schechter also brings to the board significant financial and accounting expertise, as a result of his positions at NMS Communications Corporation and at Lotus Development Corporation, where he was the Chief Financial Officer. He was also a partner at Coopers & Lybrand LLP, an independent audit firm, and served as Chairman of its North East Region High Tech Practice.

Board Committees:
Audit
Compensation

Other Public Company Boards:
Tremor Video Inc.
EXA Corporation
Unica Corporation (2005 - 2010)
Soapstone Networks, Inc. (2003 - 2009)

PTC Inc. 2017 Proxy Statement

Proposal 1: Election of Directors	17

Renato Zambonini

Qualifications:
Leadership
Financial
Software
Strategy
R&D
Global
Director since 2011, Age 70
Mr. Zambonini served as the President and Chief Executive Officer of Cognos Incorporated, a global leader in corporate performance management solutions. He was Chief Executive Officer of Cognos from September 1995 to June 2004 and President of Cognos from January 1993 to April 2002.

Mr. Zambonini has demonstrated leadership experience through his service as President and Chief Executive Officer of Cognos Incorporated, where he led Cognos’ transformation from a specialized business intelligence software tools provider to a global leader in corporate performance management solutions. He also has expertise in technology and research and development as a result of his positions as CEO at Cognos, as Vice President, Research & Development, at Cullinet Software, Inc. and his service as a director at CA, Inc.

His skills also include financial and accounting expertise as a result of his experience at Cognos Incorporated and his service on the Audit Committee at Reynolds & Reynolds, a software company.

Board Committees:
Business Transformation
Compensation
Corporate Governance

Other Public Company Boards:
CA, Inc.
Cognos Incorporated (1994 - 2008)
Emergis Inc. (2005 - 2008)

Summary of Director Nominees

Qualifications
Leadership
Financial
Software
Strategy
Manufacturing
Marketing
R&D
Global

Board Qualifications, Skills and Experience

www.ptc.com

18	Proposal 1: Election of Directors

A Majority of our Board is Independent

Stockholder Interests are Protected

Director Tenure

The Board Has a Good Balance of Tenure

PTC Inc. 2017 Proxy Statement

19

Corporate Governance

Board Leadership Structure

Our Board is led by an independent Chairman, Mr. Schechter. We believe this Board leadership structure serves the company and our stockholders well by providing independent leadership of the Board. However, if we were to decide that combining the Chairman and CEO positions would better serve the company and our stockholders, our policy is to have a Lead Independent Director.

Board Meetings and Attendance at the Annual Meeting

PTC’s Board currently schedules five regular meetings during each fiscal year but will meet more often if necessary. The Board met eight times in 2016. All directors attended all meetings held during their tenure in 2016.

We expect that each director will attend the Annual Meeting of Stockholders each year, barring other significant commitments or special circumstances. All of the directors attended the 2016 Annual Meeting of Stockholders.

The Committees of the Board

The Board has four standing committees: Audit, Compensation, Corporate Governance and Business Transformation. Each of the committees acts under a written charter, all of which are available on the Investor Relations page of our website at www.ptc.com. Mr. Heppelmann, our CEO, does not serve on any committee.

Committee Composition

Director/Nominee	Audit	Compensation	Corporate Governance	Business Transformation
Janice Chaffin I I	⬢		⬢	⬢
Phillip Fernandez I I	⬢			⬢
Donald Grierson I I		⬢	⬢
Klaus Hoehn I I				⬢
Paul Lacy I I	⬢	⬢	⬢
Robert Schechter I I	⬢	⬢
Renato Zambonini I I		⬢	⬢	⬢
Total Meetings in 2016	8	7	2	2

I	= Independent	⬢	= Chair	⬢	= Member	= Audit Committee Financial Expert

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20	Corporate Governance

Committee Attendance

All committee members attended all of their respective committee meetings held during their tenure in 2016, except for one director that missed two committee meetings held on the same day due to illness.

AUDIT COMMITTEE	Responsibilities	Independence and Financial Expertise

⬢Assists our Board in fulfilling its oversight responsibilities for accounting and financial reporting compliance and oversee our compliance programs.
⬢Reviews the financial information provided to stockholders and others, PTC’s accounting policies, disclosure controls and procedures, internal accounting and financial controls, and the audit process.
⬢Meets with management and with our independent auditor to discuss our financial reporting policies and procedures, our internal control over financial reporting, the results of the independent auditor’s examinations, PTC’s critical accounting policies and the overall quality of PTC’s financial reporting, and reports on such matters to the Board.
⬢Meets with the independent auditor, with and without PTC management present.
⬢Appoints (and, if appropriate, replaces), evaluates, and establishes the compensation of, the independent auditor.
⬢Reviews the independent auditor’s performance in conducting the annual financial statement audit and the audit of our internal control over financial reporting, assesses independence of the auditor, and reviews the auditor’s fees.
⬢Reviews and pre-approves audit and non-audit related services that may be performed by the independent auditor.

⬢All members are “independent directors” under both SEC rules and the listing requirements of The NASDAQ Stock Market governing the qualifications of members of the Audit Committee.
⬢No member has ever been an employee of PTC or any of its subsidiaries.
⬢The Board of Directors has determined that Mr. Schechter and Mr. Lacy qualify as Audit Committee Financial Experts, as defined by the SEC.

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Corporate Governance	21

COMPENSATION COMMITTEE	Responsibilities	Independence

⬢Establishes the compensation levels for our executive officers.
⬢Oversees our employee compensation programs, including the corporate bonus programs.
⬢Sets performance goals for compensation of executive officers and evaluates performance against those goals.
⬢Oversees our equity compensation plans.
⬢May engage compensation consultants or other advisors to provide information and advice to the Committee.
⬢All Committee members are “independent directors” under The NASDAQ Stock Market listing requirements.

CORPORATE GOVERNANCE COMMITTEE	Responsibilities	Independence

⬢Reviews the composition of the Board and makes recommendations regarding nominees for election to the Board.
⬢Makes recommendations to the Board about the composition of committees of the Board.
⬢Develops and recommends policies and processes regarding corporate governance.
⬢Reviews and makes recommendations to the Board with respect to director compensation.
⬢Maintains a CEO succession plan to ensure continuity of leadership for PTC.
⬢All Committee members are “independent directors” under The NASDAQ Stock Market listing requirements.

BUSINESS TRANSFORMATION COMMITTEE	Responsibilities	Independence
	⬢Reviews and monitors elements of the company’s transformation under its PTC 2020 long term strategy.	⬢All Committee members are “independent directors” under The NASDAQ Stock Market listing requirements.

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22	Corporate Governance

Risk Oversight

The Board and the relevant committees review with PTC’s management the risk management practices for which they have oversight responsibility. Since overseeing risk is an ongoing process and inherent in PTC’s strategic decisions, the Board and the relevant committees do not view risk in isolation, but discuss risk throughout the year in relation to ongoing operations and proposed actions and initiatives.

Board

Board has ultimate responsibility for risk oversight.
Directly oversees all risk not addressed by a committee.

Audit	Compensation	Corporate Governance	Business Transformation

⬢PTC Financial Condition and Debt	⬢PTC Compensation Practices, Policies and Programs	⬢Director Nominations	⬢Transformation of PTC
⬢Financial Accounting and Reporting		⬢Composition of the Board
⬢Cybersecurity and IT Programs		⬢CEO Succession Planning
⬢Taxes		⬢Director Compensation
⬢Subscription Transition
⬢Compliance Programs

Communications with the Board

Stockholders may send communications to the Board of Directors in the manner described in Contact Information and Contact the Board on the Investor Relations page of our website, www.ptc.com.

PTC Inc. 2017 Proxy Statement

23

Director Compensation

We pay our non-employee directors a mix of cash and equity compensation. The amounts established for the annual Board and committee cash and equity retainers for the most recent year are shown in the table below. The retainers are the only compensation paid for service as a director; we do not pay meeting fees for attendance at board or committee meetings.

	Annual Cash Retainer	Annual Equity Retainer	Committee Chair Retainer	Committee Member Retainer
Chairman of the Board	$115,000	$300,000
Other Directors	$50,000	$240,000
Audit Committee			$15,000	$15,000
Compensation Committee			$12,500	$12,500
Corporate Governance Committee			$7,500	$7,500
Business Transformation Committee			$6,000	$6,000

Director Compensation Process and Decisions

Annual Compensation

The Board establishes the annual compensation for the directors at the meeting of the Board of Directors held directly after the Annual Meeting of Stockholders. In setting such compensation, the Board considers the recommendation of the Corporate Governance Committee. In making its recommendation for 2016, the Corporate Governance Committee considered a competitive assessment of the directors’ compensation with that of our compensation peer group (shown on page 32) and reviewed each element of compensation, including the annual retainer, the committee chair retainer, meeting fees and equity awards, to determine whether the amounts are competitive and reasonable for the services provided by the directors. For 2016, the directors’ compensation was positioned at the median of the compensation peer group.

We provide a higher annual retainer for service as the Chairman of the Board given the additional work required by that position, but do not pay a committee chair retainer to the Chairman of the Board for service as the Chair of any committee. We provide different retainers for the Chairs and members of the various committees based on the anticipated level of work required with respect to the position and the committee.

We also believe that providing a majority of their annual compensation in the form of equity rather than cash serves to further align the interests of our directors with our stockholders as they become stockholders themselves.

New Director Compensation

The Board establishes the compensation for a new director at the time of election. For the annual cash and equity compensation, that compensation is prorated based on the annual compensation amounts established for the other directors. We also make a one-time equity grant that vests over two years in an amount determined in accordance with the company’s prior practice and a competitive assessment of director compensation practices. The award is meant to increase the director’s stock ownership over time to further align the director’s interests with those of PTC stockholders and to compensate the director for the investment of time the director will make in understanding our business.

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24	Director Compensation

No Hedging or Pledging of PTC Stock; Director Stock Ownership Policy

Because we believe our directors’ interests are best aligned with those of our stockholders if they maintain significant exposure to our stock, our non-employee directors:

⬢	May not hedge or pledge PTC stock.
	⬢	No director has hedged or pledged PTC stock.
⬢	Are required to attain and maintain an ownership level of PTC common stock.
	⬢	Required level is 5x their respective annual Board cash retainer, excluding the value of unvested restricted stock, RSUs and options.
	⬢	All our directors meet their holding requirements under the policy.

Our Director Stock Ownership Policy is available on the Investor Relations page of our website at www.ptc.com.

2016 Director Compensation

The amounts shown in the Fees Earned or Paid in Cash column of the table are each director’s annual board and committee retainer fees. We do not pay meeting fees to directors. The amounts shown in the Stock Awards column of the table are the value of the restricted stock unit (RSU) awards made to the directors during the year.

Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)(3)	All Other Compensation ($)	Total ($)
Robert Schechter	$130,000	$299,969	$–	$442,469
Chairman of the Board
Janice Chaffin	$92,000	$239,969	$–	$331,969
Chair, Business Transformation Committee
Chair, Corporate Governance Committee
Phillip Fernandez(4)	$56,000	$599,937	$–	$655,937
Donald Grierson	$82,500	$239,969	$–	$322,469
Chair, Compensation Committee
Klaus Hoehn	$56,000	$239,969	$–	$295,969
Paul Lacy	$100,000	$239,969	$–	$339,969
Chair, Audit Committee
Renato Zambonini	$76,000	$239,969	$–	$315,969

(1)	As an employee of PTC, Mr. Heppelmann, our President and Chief Executive Officer, receives no compensation for his service as a director and, accordingly, is not shown in the Director Compensation table.
(2)	Grant date fair value of restricted stock units granted on March 2, 2016. The grant date fair value is equal to the number of RSUs granted multiplied by the closing price of our common stock on the NASDAQ Stock Market on the grant date, $32.12 per share.
(3)	The number of outstanding RSUs held by each director as of September 30, 2016 is shown in the table below. No director held options.

Name	Restricted Stock Units
Janice Chaffin	7,471
Phillip Fernandez	18,678
Donald Grierson	7,471
Klaus Hoehn	11,823
Paul Lacy	7,471
Robert Schechter	9,339
Renato Zambonini	7,471

(4)	Mr. Fernandez joined the Board on March 2, 2016 and received a one-time new director equity award of 11,207 RSUs, which award vests in two equal installments on the first and second anniversaries of his service as director, and an annual equity award of 7,471 RSUs.

PTC Inc. 2017 Proxy Statement

25

Proposal 2: Advisory Vote on the Compensation of Our Named Executive Officers

This advisory vote on the compensation of our Chief Executive Officer and our other executive officers named in the Summary Compensation Table (our “named executive officers”) gives stockholders the opportunity to express their views on our named executive officers’ compensation for 2016. This “say-on-pay” vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers. Additional information about their compensation is discussed in COMPENSATION DISCUSSION AND ANALYSIS and in EXECUTIVE COMPENSATION.

The Board of Directors recommends that you vote FOR the approval of the compensation of our named executive officers as disclosed in COMPENSATION DISCUSSION AND ANALYSIS and the tables and related disclosures contained in EXECUTIVE COMPENSATION.

Why You Should Approve the Compensation of Our Named Executive Officers

Our compensation programs are designed to pay for performance. A significant portion of the compensation of our named executive officers is comprised of performance-based pay.

Our compensation programs are designed so that if the target performance-based compensation is earned in full, total compensation earned by these executives will be between the second and third quartiles of the compensation paid by our peer group. The executives may also earn amounts above their target compensation up to a cap for performance above target performance. Conversely, if the performance measures are not achieved, those performance-based amounts are not earned or paid, as was the case in 2016 for the aspirational short-term equity and in 2015 when the executives did not earn and were not paid any portion of their annual cash bonus or performance-based equity that year.

2016 Target Compensation

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26	Proposal 2: Advisory Vote on the Compensation of Our Named Executive Officers

The table below shows the target performance measures for the 2016 cash bonus plan, the long-term performance-based equity and the aspirational short-term performance-based equity, and actual achievement relative to those targets. Due to the strong business performance for the year, in which the target performance measures under the annual cash bonus plan and the long-term performance-based equity were exceeded, the executives earned more than the target compensation amounts under that plan and equity. Given the significant challenge that the target under the aspirational short-term equity represented, that equity was not earned and was forfeited.

2016 Performance-Based Compensation

Component	Performance Measure	% Earned
Annual Cash Bonus	Software Subscription ACV(1)	111.5%(3)

Non-GAAP Operating Expense(2)

Long-Term Performance Equity	FY16 Relative Total Shareholder Return (TSR)	170%(4)

Aspirational Short-Term Performance Equity	Technology Platform Group Annual Recurring Revenue	0%

Achievement - Below Target

(1)	ACV is Annualized Contract Value of new subscription contracts bookings, which is calculated by dividing the total contract value for the subscription contract by the number of days in the committed subscription contract term (as applicable) and multiplying by 365. However, if any contract duration is less than one year, then the ACV equals the total contract value. The plan also fixed the foreign exchange rate at which non-U.S. revenue and bookings would be translated into U.S. dollars.
(2)	A reconciliation between GAAP Operating Expense and Non-GAAP Operating Expense achieved for 2016 is set forth on Appendix B.
(3)	The total amount of the bonus that could be earned was capped at 120%.
(4)	The total amount of the equity that could be earned for the period was capped at 200%.

Our compensation programs are designed to align our executives’ interests with our stockholders’ interests. In addition to weighting our executives’ compensation to performance-based pay, a substantial portion of their compensation is in the form of equity (RSUs) that vests over three years. Moreover, our executives are subject to substantial stock ownership requirements and to clawback of incentive compensation in certain circumstances. These elements serve to align our executives’ interests with those of our stockholders in the long-term value of PTC.

Our compensation programs are developed by independent directors advised by an independent consultant. Our Compensation Committee is comprised only of independent directors and retains an independent compensation consultant to advise it on appropriate compensation practices.

Effect of Say-on-Pay Vote

This say-on-pay vote, which is required by Section 14A of the Securities Exchange Act of 1934, is advisory only and is not binding on the company, the Compensation Committee or our Board of Directors. Although the vote is advisory, we, our Compensation Committee and our Board of Directors value the opinions of our stockholders and will consider the outcome of this vote when establishing future compensation for our executive officers. We hold such a vote each year.

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27

Compensation Discussion and Analysis

The Compensation Committee of our Board of Directors determines the compensation for our executives. We discuss below our executive compensation program and the compensation decisions made for 2016 for our Chief Executive Officer, our Chief Financial Officer, and the three other executive officers named in the Summary Compensation Table (collectively, our “named executive officers”).

Executive Summary of Our Compensation Practices and 2016 Compensation

We pay for performance

3-Year: CEO Total Realizable Compensation vs TSR CAGR	3-Year: Other NEO Total Realizable Compensation vs TSR CAGR

Performance Rank	Performance Rank

We are responsive to stockholders

Over the past few years we have made significant changes to our executives’ compensation in response to say-on-pay votes and comments from stockholders and proxy advisory firms. These changes include:

⬢	Adopting separate performance measures for our annual cash bonus and our performance-based equity;
⬢	Introducing multi-year performance periods for our long-term performance-based equity;
⬢	Adopting a clawback policy; and
⬢	Eliminating all single-trigger vesting in connection with a change in control.

We received strong support for our executives’ compensation in 2015 and 2014 (95% and 96% approval, respectively), and 78% approval in 2016. We considered that vote when making executive compensation decisions for 2016. Based on the strong support we received in 2015 and 2014, and comments made by stockholders and proxy advisory firms in connection with last year’s vote,

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28	Compensation Discussion and Analysis

we believe stockholders support how we have structured our executives’ compensation overall and only questioned certain discretionary decisions we made last year for certain prior period performance-based compensation due to the significant business transformation we undertook after the performance measures for that compensation had been set, which meant that those performance measures no longer aligned with our corporate strategy. We believe the decisions we made were necessary and fair to both our executives and stockholders, supported our long-term strategy, and did not undermine our pay-for-performance philosophy. Importantly, when the performance measures for 2015 under the cash bonus plan and the performance-based equity were not achieved, no portion of that performance-based compensation was paid for that period.

Our compensation practices protect stockholders

✓

Our performance-based equity awards have performance measures that span up to three years and our service-based equity awards vest over a period of three years to ensure that our executives maintain a long-term view of stockholder value.

✓	The amounts our executives can earn under our annual corporate performance-based incentive plans (including upside potential) are capped and, therefore, more predictable.
✓

We have a compensation clawback policy under which incentive compensation paid to our executive officers that is subsequently determined not to have been earned due to restatement of prior period financial results may be recovered from those officers.

✓	We design our compensation policies and practices to mitigate risk to the company that could be posed by those policies and practices.
✓	We do not provide perquisites or supplemental retirement benefits to our executives.
✓

We require our executives to maintain specified levels of ownership of our stock to ensure that their interests are even more effectively linked to those of our stockholders. (See Equity Ownership on page 38.)

✓

We do not allow our executives to hedge their exposure to ownership of, or interest in, PTC stock; nor do we allow them to engage in speculative transactions with respect to PTC stock or to pledge their PTC stock.

✓	Our executive agreements:
⬢	do not contain tax “gross-ups” on “golden parachute” payments in connection with a change in control, and we have committed that we will not include such a gross-up in any future executive agreements;
⬢	contain “double triggers” that require termination in connection with a change in control before vesting of any equity is accelerated; and
⬢	provide only limited severance benefits, and no equity acceleration, in connection with terminations without cause absent a change in control.

2016 Compensation

Our compensation programs emphasize performance-based compensation tied to strategic initiatives and increases in stockholder value. As discussed in our Chairman’s letter and the proxy statement summary above, and in our Annual Report on Form 10-K that accompanied this proxy statement, 2016 was a successful year for PTC as we executed on our strategic initiatives to increase our growth rate, improve our margins and transition to a subscription licensing model. Our results were supported by our performance-based compensation initiatives and our executives were appropriately compensated for delivering those results.

PTC Inc. 2017 Proxy Statement

Compensation Discussion and Analysis	29

Components of Compensation for 2016

Our executives’ target compensation for 2016 consisted of the components described below.

CEO Compensation Components	Other NEO Compensation Components

For 2016, our executives could earn amounts above their target compensation for performance that exceeded the applicable performance measures – up to 120% of the target annual incentive bonus and up to 200% of the long-term performance-based equity. They could also earn amounts under an aspirational short-term performance-based equity award, not considered part of their target compensation, if the challenging performance measure was achieved. Our performance-based plans and the achievement under those plans are described below.

2016 Annual Bonus Plan

Performance Measure	Weighting	% Earned for Performance Measure	% Earned Total Bonus(3)
Software Subscription ACV(1)
	50%	130%

Non-GAAP Operating Expense(2)			111.5%
	50%	93%

(1)	ACV is Annualized Contract Value of new subscription contracts bookings, which is calculated by dividing the total contract value for the subscription contract by the number of days in the committed subscription contract term (as applicable) and multiplying by 365. However, if any contract duration is less than one year, then the ACV equals the total contract value. The plan also fixed the foreign exchange rate at which non-U.S. revenue and bookings would be translated into U.S. dollars.
(2)	A reconciliation between GAAP Operating Expense and Non-GAAP Operating Expense achieved for 2016 is set forth on Appendix B.
(3)	The total amount of the bonus that could be earned was capped at 120%.

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30	Compensation Discussion and Analysis

2016 Long-Term Performance-Based Equity

Performance Measure = Relative TSR to Software Peer Group
Performance Period	% of Grant Eligible to be Earned in Period	Threshold	Target	Interim Upside Target	Upside Target	2016 Achievement	2016% Earned
		25th	50th	75th	90th
		Percentile	Percentile	Percentile	Percentile
		50% Earned	100%	150%	200%
			Earned	Earned	Earned
2016	1/3					81st
						Percentile	170%
2016 – 2017	1/3
2016 – 2018	1/3

2016 Aspirational Performance-Based Equity

Performance Measure	% Earned
Technology Platform Group Annual Recurring Revenue
0%

Compensation Philosophy & Objectives

We believe that our compensation plans should align our executives’ interests with those of our stockholders and reward our executives for their contributions to the long-term success of PTC. We also believe that a substantial portion of our executives’ compensation should be performance-based to create appropriate incentives for achieving performance objectives established by the Committee.

Accordingly, we design our compensation plans and associated performance objectives to:

⬢	support the long-term financial plan and goals of PTC;
⬢	motivate our executives to advance the interests of PTC and increase stockholder value, while balancing associated risk;
⬢	reward our executives for their contributions to the success of PTC; and
⬢	retain our executives and attract talented individuals to the company given the importance of people to the success of a software company.

We assess our executives’ compensation against the compensation paid to executives in similar positions in the peer group to ensure that the compensation we pay is competitive and fair to our executives and to our stockholders. We seek to accomplish this by establishing target compensation generally within the second and third quartiles of the compensation paid by the peer group.

Compensation Setting Process

The Compensation Committee establishes the compensation for our executive officers. The Committee may engage compensation consultants or other advisors to provide information and advice to the Committee.

The costs of such engagements are paid by PTC. The Committee also works with management to ensure compensation is aligned with PTC’s business plan and long-term strategy.

Independent Compensation Consultant

The Committee engaged Pearl Meyer & Partners, LLC as its independent compensation consultant for 2016. The Committee has assessed the independence of Pearl Meyer and determined that Pearl Meyer is independent of PTC and has no relationships that could create a conflict of interest with PTC. As part of its assessment, the Committee considered the fact that Pearl Meyer provides no other services to PTC and consults with PTC’s management only as necessary to provide the services described below.

PTC Inc. 2017 Proxy Statement

Compensation Discussion and Analysis	31

Pearl Meyer provides a range of services to the Committee to support the Committee in fulfilling its responsibilities, including providing legislative and regulatory updates, peer group compensation data so that the Committee can set compensation for executives, advice on the structure and competitiveness of our compensation programs, and advice on the consistency of our programs with our executive compensation philosophy. Pearl Meyer attends Committee meetings, reviews compensation data with the Committee, and participates in discussions regarding executive compensation issues. The Committee meets with Pearl Meyer with and without PTC management present. Pearl Meyer does not determine or recommend the amount or form of compensation established.

Consultation with Management

Members of management, including our Chief Executive Officer and President, our Chief Financial Officer, our Executive Vice President, Strategy (who is responsible for Human Resources), our Corporate Vice President, Human Resources, and our General Counsel, participate in Compensation Committee meetings as requested by the Committee to present and discuss the materials provided, including recommendations to be considered relative to executive pay and competitive market practices. These members of management primarily assist the Committee in understanding PTC’s business plan and long-term strategic direction, developing the performance targets for our performance-based compensation, and understanding the technical or regulatory considerations as well as the motivational factors of the decisions that are intended to drive executive and company performance. Although the Committee solicits input and perspective from management with respect to executive compensation, decisions on executive compensation are made solely by the Committee and, in the case of the Chief Executive Officer’s compensation, without the presence of the Chief Executive Officer.

Mix of Compensation Components

We believe the structure of our compensation program provides an appropriate mix of guaranteed compensation and at-risk compensation that promotes short-term and long-term performance and produces appropriate rewards. With this mix, we provide a competitive base salary and service-based equity while providing our executives the opportunity to earn additional compensation through short-term and long-term performance-based incentives designed to produce a targeted level of performance for PTC.

The mix of compensation for our executives is weighted toward at-risk pay (annual performance-based incentives and performance-based equity incentives), resulting in a pay-for-performance orientation for all our executives.

We consider all pay elements and their impact on each executive’s target direct compensation when making determinations regarding the amount of each element. Our decisions also reflect our belief that long-term equity incentives provide an important motivational and retentive aspect to the executive’s overall compensation package.

Our compensation mix for 2016 was designed to provide approximately 52% of target total compensation through performance-based pay for our CEO and approximately 48% for our other executives. Our annual service-based equity awards to these executives also have an at-risk element as they carry risks of forfeiture and market price decline.

How We Determine the Total Amount of Compensation

We make decisions regarding the amount and mix of compensation awarded to each of these executives based on:

⬢	objective data provided by our external compensation consultant, Pearl Meyer & Partners (we refer to this as the “competitive analysis”);
⬢	analysis of the scope of each executive’s responsibilities; and
⬢	internal pay equity among the executives.

The competitive analysis provides detailed comparative data for our executive positions and assesses each component of compensation, including base salary, annual bonus, long-term incentives and total direct compensation, as well as the mix of compensation between base salary, annual bonus and long-term incentives. We compare this information to our executives’ compensation by similarity of position and generally align our executives’ target total direct compensation to be within the second and third quartiles of peer compensation.

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32	Compensation Discussion and Analysis

Benchmarking and Survey Data

Benchmarking

The peer group we used to benchmark the elements of executive pay was made up of publicly-traded U.S. companies within the software industry, most of which are in the enterprise software space, that have revenues and market capitalizations in a range we believe is appropriate for PTC. In evaluating and selecting companies for inclusion in our peer group, we target companies with revenue within an approximately 0.5x to 2x multiple of PTC’s revenue and an approximately 0.3x to 3x multiple of PTC’s market capitalization. However, we may include companies with revenue and/or market capitalizations outside of these parameters if there is strong product and/or service similarity or if they were in our peer group in the prior year and they continue to meet at least one of the parameters. We believe this group represents competition for executive talent in our industry. We review the peer group on an annual basis to ensure that the companies in the peer group remain relevant and provide meaningful compensation comparisons.

The 2016 peer group consisted of the companies listed below. The 2016 peer group differed from the 2015 peer group due to the removal of Compuware Corporation, MICROS Systems, Inc. and TIBCO Software Inc. following their respective acquisitions, and the additions of ACI Worldwide, Inc., Fair Isaac Corporation, Open Text Corporation and SS&C Technologies Holdings Inc. to balance those removals and include additional companies of relevant size in comparable industries.

2016 Peer Group

			Criteria Matched
Company	Revenue $M(1)	Market Capitalization $M(1)	Product / Service Similarity	Revenue $700M - $2,700M	Market Capitalization $1,400M - $12,450M
PTC	$1,357	$4,157
ACI Worldwide, Inc.	$1,016	$2,510	x	x	x
Akamai Technologies, Inc.	$1,964	$12,705	x	x	x
Ansys, Inc.	$936	$7,939	x	x	x
Autodesk, Inc.	$2,512	$13,323	x	x
Cadence Design Systems, Inc.	$1,581	$5,395	x	x	x
Citrix Systems, Inc.	$3,143	$10,208	x		x
Fair Isaac Corporation	$794	$2,788	x	x	x
Informatica Corporation	$1,048	$4,799	x	x	x
Mentor Graphics Corporation	$1,244	$2,789	x	x	x
Nuance Communications, Inc.	$1,927	$4,668	x	x	x
Open Text Corporation	$1,858	$6,458	x	x	x
Red Hat, Inc.	$1,789	$13,894		x
Solera Holdings, Inc.	$1,093	$3,471	x	x	x
SS&C Technologies Holdings Inc.	$768	$5,225	x	x	x
Synopsys, Inc.	$2,121	$7,119	x	x	x
Verint Systems Inc.	$1,128	$3,772	x	x	x

(1)	Revenue is trailing four quarters as of March 2015 and market capitalization is as of March 2015, contemporaneous with the period when we began developing compensation programs and the compensation peer group for 2016.

Survey Data

We also use survey data for additional perspective. For 2016, we used the Radford Global Technology survey. PTC participates in this survey and believes that it represents a good cross-section of the software industry and that the data is appropriate to PTC’s size and industry. The survey represented 47 software companies with median revenue of $1.75 billion.

Qualitative Analysis of Executive Responsibilities and Internal Pay Equity

While we use the objective market data as a starting point for determining the appropriate compensation for our executives, we recognize that circumstances could warrant a deviation from that data. Accordingly, for certain positions for which there are no comparable external benchmarks, we make judgments based on qualitative dimensions of the role to determine compensation levels. We consider both whether the amount seems appropriate given the responsibilities of the position and internal pay equity among the executives. Accordingly, when determining the compensation for each of Mr. Cohen and Mr. DiBona, for whom there are no comparable positions in our peer group, we looked to the scope of his responsibilities relative to his closest peers among our executives and established his compensation relative to the corresponding executives’ compensation. Where benchmark data is available, we also consider internal pay equity among the executives as we do not believe an external benchmark should be the only determinant of compensation.

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Compensation Discussion and Analysis	33

Analysis of Compensation Decisions for 2016

The target total direct compensation we established for each of the named executive officers is set forth in the table below. The considerations associated with establishing the target compensation for the executives are discussed below the table.

2016 Target Compensation

	Target Total Annual
	Compensation		Target Long-Term Equity
Name	Salary	Target Annual Bonus	Performance- Based Equity	Service-Based Equity	Target Total Direct Compensation
James Heppelmann	$750,000	$1,000,000	$2,875,000	$2,875,000	$7,500,000
President and CEO
Andrew Miller	$415,000	$300,000	$1,142,500	$1,142,500	$3,000,000
Executive Vice President,
Chief Financial Officer
Barry Cohen	$415,000	$300,000	$1,142,500	$1,142,500	$3,000,000
Executive Vice President, Strategy
Anthony DiBona	$363,000	$250,000	$818,500	$818,500	$2,250,000
Executive Vice President,
Renewal Sales
Craig Hayman	$625,000	$475,000	$1,500,000	$1,500,000	$4,100,000
Executive Vice President,
Solutions Group

Overall Considerations

We set target compensation to be within the second and third quartiles (between the 25th and the 75th percentiles) of the peer group benchmark data (“target range”), subject to achievement of the performance objectives established by the Committee for the year. We believe that this competitive positioning of compensation enables us to attract and retain skilled executives. We also consider internal equity of compensation among our executives.

For 2016, we continued to use separate performance measures for the annual cash bonus plan and the performance-based equity. We used an operating measure (software subscription annual contract value) and non-GAAP operating expense as the performance measures for the annual bonus plan and relative TSR for the performance-based equity. We also introduced an aspirational performance-based equity award to incentivize the executives to drive revenue growth in our Technology Platform Group above plan, an important business initiative. This aspirational performance target was a significant stretch goal – approximately 40% above our plan – that, if achieved, would represent 150% growth of our Technology Platform business over 2015.

For 2016, we also increased the target equity values for all our executives to bring their target total direct compensation, which was at the 40th percentile of the peer group, to the 50th percentile. Consistent with our pay for performance philosophy, we used equity, rather than cash, to increase their compensation as it further aligned their interests with those of our stockholders.

As described below, we also considered whether any additional individual adjustments were warranted based on an executive’s performance or the level of his target total compensation relative to his peers in the compensation peer group. Except as described below in connection with the hiring of new executives, we provide no other benefits or perquisites to our executives.

Considerations for Mr. Heppelmann, President and Chief Executive Officer

We evaluated Mr. Heppelmann’s 2016 target compensation against our compensation peer group as to individual elements and as to total target compensation to determine whether any changes beyond those described above should be made to his 2016 target compensation. Because we were satisfied with Mr. Heppelmann’s performance, his target compensation was at the 55th percentile of our compensation peer group for his position (as adjusted as described above), there was no change in his responsibilities, and we believed his compensation was appropriate, we made no changes to his compensation for 2016 beyond those changes described above.

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34	Compensation Discussion and Analysis

Considerations for Mr. Miller, Executive Vice President, Chief Financial Officer

We evaluated Mr. Miller’s 2016 target compensation against our compensation peer group as to individual elements and as to total target compensation to determine whether any changes beyond those described above should be made to his 2016 target compensation. Because we were satisfied with Mr. Miller’s performance, his target compensation was at the 50th percentile of our compensation peer group for his position (as adjusted as described above), there was no change in his responsibilities, his compensation was aligned with other executive officers and we believed his compensation was appropriate, we made no changes to his compensation for 2016 beyond those changes described above.

Considerations for Mr. Cohen, Executive Vice President, Strategy

Mr. Cohen has a unique position for which there is no appropriate match in the peer group or survey data as the scope of his position is different from any specific position in the peer group or survey data. Mr. Cohen has responsibility for Corporate Strategy, Corporate Development, Corporate Marketing, Academic Programs, and Human Resources. Accordingly, when setting target compensation amounts for Mr. Cohen, we considered internal equity by evaluating the scope and importance of his responsibilities compared to our other executives. Because we were satisfied with Mr. Cohen’s performance and we believed his compensation, as to individual elements and as to total target compensation (as adjusted as described above), was appropriate when considering the compensation of our other executives, we made no change to his compensation for 2016 beyond those changes described above.

Considerations for Mr. DiBona, Executive Vice President, Renewal Sales

Mr. DiBona also has a unique position for which there is no appropriate match in the peer group or survey data as the scope of his position is different from any specific position in the peer group or survey data. Accordingly, when setting target compensation amounts for Mr. DiBona, we considered internal equity by evaluating the scope and importance of his responsibilities compared to our other executives. Because we were satisfied with Mr. DiBona’s performance and we believed his compensation, as to individual elements and as to total target compensation (as adjusted as described above), was appropriate when considering the compensation of our other executives, we made no change to his compensation for 2016 beyond those changes described above.

Considerations for Mr. Hayman, Executive Vice President, Solutions Group President

Mr. Hayman joined PTC in November 2015 from eBay Enterprise. When developing Mr. Hayman’s compensation, we necessarily considered the amount and composition of his compensation while at eBay Enterprise to develop a compensation package that we believed was attractive and competitive. Because Mr. Hayman had left behind unvested cash and equity compensation at eBay Enterprise in order to join PTC, we provided him one-time compensation structured to compensate for a portion of that loss. Accordingly, we provided a sign-on bonus of $500,000 (which was recoverable on a pro-rata basis if he voluntarily terminated his employment with PTC within the first year) and a sign-on equity grant valued at $4,000,000 that would vest in two substantially equal installments on each of the first and second annual anniversaries of his joining PTC. Although the amount of the sign-on amounts was significant, we regarded them as being necessary to attract a strong and qualified leader such as Mr. Hayman given the significance of the necessary success of our Solutions business to the success of the of company. We also agreed to pay up to $300,000 for certain expenses due to the fact that Mr. Hayman’s principal residence is in Connecticut and PTC is based in Needham, Massachusetts, and to pay his federal and state tax preparation expenses for as long as he remains subject to taxation in Massachusetts and Connecticut.

2016 Performance-Based Compensation

The performance measures we develop and use for our performance-based compensation are designed to measure our success against our short-term and long-term business plans and objectives and create value for our stockholders. For 2016, the operating performance measures for the annual cash bonus plan and the aspirational short-term performance-based equity awards were designed to support our 2016 corporate goals, and the total stockholder return measure used for the long-term performance-based equity awards was designed to increase accountability for creating value for our stockholders as recognized by the market.

2016 Corporate Goals

Drive Sustainable Growth	Increase Customer Adoption of Subscription Licensing	Control Expenses

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Compensation Discussion and Analysis	35

2016 Performance-Based Compensation Matrix

	Annual Cash Bonus Plan		Performance-Based Equity
	FY16 New Subscription Software ACV		Relative TSR
	(50% of Bonus)		(3-Year Performance and Vest Period)
⬢	Drive Increase in Customer Adoption of	⬢	Create Alignment with Stockholders.
	Subscription Licensing.	⬢	Increase Accountability for Increasing Stockholder Value.
⬢	Drive Growth in Technology Platform Business.
	FY16 Non-GAAP Operating Expense		Technology Platform Group Annual Recurring Revenue
	(50% of Bonus)		(1-Year Performance Period; 3-Year Vest Period)
⬢	Ensure Operating Expense Control.	⬢	Drive Long-Term Growth in Technology Platform Business.

2016 Annual Cash Bonus Plan

We selected software subscription annual contract value (ACV) as one of the performance measures under our annual cash bonus plan due to the importance to our long-term growth strategy of growing software bookings and revenue, especially subscription bookings and revenue, which we believe will provide greater value to the company over time as a recurring revenue stream. We selected non-GAAP operating expense as the other performance measure due to the importance of controlling expenses through our business transition. We also provided upside earning potential in an amount equal to 20% of each executive’s total target annual bonus for achievement above target. We weighted the upside potential in favor of the subscription ACV measure given the importance of subscription contribution to our long-term growth.

2016 Performance-Based Annual Cash Bonus Plan Design

Performance Measure	Weighting	% Earned Threshold	% Earned Target	% Earned Upside Target(3)
Software Subscription ACV(1)	50%	50%	100%	130%
Non-GAAP Operating Expense(2)	50%	90%	100%	110%
Total Bonus	100%	70%	100%	120%

2016 Performance-Based Annual Cash Bonus Plan Achievement

Performance Measure	Threshold	Target	Upside Target	Actual Achievement	Actual Bonus Percentage Earned(3)
Software Subscription ACV(1)	$45.0 Million	$53.3 Million	$58.6 Million	$111.4 Million	130%
Non-GAAP Operating Expense(2)	$648 Million	$642 Million	$635 Million	$646.2 Million	93%
Total Bonus					111.5%

(1)	ACV is Annualized Contract Value of subscription contract bookings, which is calculated by dividing the total contract value for the subscription contract by the number of days in the committed subscription contract term (as applicable) and multiplying by 365. However, if any contract duration is less than one year, then the ACV equals the total contract value. The plan also fixed the foreign exchange rate at which non-U.S. revenue and bookings would be translated into U.S. dollars.
(2)	A reconciliation between GAAP Operating Expense and Non-GAAP Operating Expense achieved for 2016 is set forth on Appendix B.
(3)	Upside was capped at 30% for the Subscription ACV portion and at 10% for the Non-GAAP Operating Expense portion. When considering the weighting between the measures, the maximum that could be earned under the plan in the aggregate was 120% of the target (only 20% upside).

Amounts Earned under the 2016 Annual Cash Bonus Plan

The table below shows the amount earned by each named executive officer under the 2016 cash bonus plan.

Annual Cash Bonus Plan Amounts Earned for 2016

Executive Officer	Target Annual Bonus	Total % Earned(1)	Total Amount Earned
James Heppelmann President and Chief Executive Officer	$1,000,000	111.5%	$1,115,000
Andrew Miller Executive Vice President, Chief Financial Officer	$300,000	111.5%	$334,500
Barry Cohen Executive Vice President, Strategy	$300,000	111.5%	$334,500
Anthony DiBona Executive Vice President, Renewal Sales	$250,000	111.5%	$278,750
Craig Hayman Executive Vice President, Solutions Group	$475,000	111.5%	$529,625

(1)   Upside was capped in the aggregate at 20% of each executive’s target bonus.

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36	Compensation Discussion and Analysis

2016 Long-Term Performance-Based Equity

Performance Measure

As we did for 2015, we selected relative total shareholder return (TSR) as the performance measure for the 2016 long-term performance-based equity due to the importance of this measure to our investors. Our TSR peer group is comprised of all companies in the S&P 400 Midcap Software & Services Index and PTC compensation peer group companies if they are not otherwise included in this Index. We chose this group because we believe it reflects a balanced view of our relative performance. In order to motivate superior performance, we also provided upside earning potential for significant outperformance of the peer group. For the 2015 awards, no equity was earned during the first performance period (2015) and 67% of eligible equity was earned during the second performance period (2015 – 2016). For the 2016 awards, the amounts earned are shown below.

Performance Measurement Periods and Earning Potential

There are three applicable performance periods for which up to one-third of the Target RSUs granted, plus up to an additional 100% of such amount (“Upside RSUs”), can be earned. The first performance period is one year, the second spans two years and the third spans three years. Target and Upside RSUs not earned in the first or second performance periods can be earned in the third performance period.

Performance Measurement Periods

Measurement Period 1	Measurement Period 2	Measurement Period 3
FY2016	FY 2016 – FY 2017	FY 2016 – FY 2018

Performance Targets

RSUs are earned based on the extent to which the relative TSR performance measure is achieved. However, no more than 100% of the Target RSUs can be earned for a period if the company’s base 2015 stock price is higher than the stock price for the performance period measurement date, even if relative TSR was achieved above Target. The relative TSR performance measure and earnings potential shown in the 2016 Long-Term Performance-Based Equity Design table below are applicable for each of the three (3) performance measurement periods.

2016 Long-Term Performance-Based Equity Design

	Measurement Period PTC Relative TSR(1)	% Target RSUs to be Earned(2)
Below Threshold	Below 25th Percentile	0%
Threshold	25th Percentile	50%
Target	50th Percentile	100%
Interim Upside Target	75th Percentile	150%
Upside Target	90th Percentile	200%

(1)	Companies in the measurement group are PTC compensation peer group companies plus companies in the S&P Mid Cap 400 Software & Services Group.
(2)	RSUs earned are capped at 100% of Target RSUs if the PTC base 2015 stock price is higher than the performance period measurement date stock price.

2016 Long-Term Performance-Based Equity Achievement for 2016 Measurement Period

Performance Measure	Achievement	% Equity Earned
Relative TSR	81st Percentile	170%

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Compensation Discussion and Analysis	37

2016 Long-Term Performance-Based Equity Earned for 2016

Executive Officer	Target Cash Value(1)	Target RSUs(2)	% Earned(3)	Total RSUs Earned
James Heppelmann	$958,348	26,503	170%	45,055
President and Chief Executive Officer
Andrew Miller	$380,837	10,532	170%	17,904
Executive Vice President,
Chief Financial Officer
Barry Cohen	$380,837	10,532	170%	17,904
Executive Vice President, Strategy
Anthony DiBona	$272,833	7,545	170%	12,826
Executive Vice President, Renewal Sales
Craig Hayman	$500,010	13,729	170%	23,339
Executive Vice President, Solutions Group

(1)	Total Target Cash Value is one-third of the grant date value of the 2016 Performance-Based Equity award.
(2)	Number of Target RSUs for 2016 was determined by dividing the Total Target Cash Value of the performance-based equity granted by the closing price of a share of PTC stock on the grant date and rounding down to the nearest whole share, and then dividing that number by three so that one-third of the Target RSUs was allocated to each of the three performance periods.
(3)	Upside was capped in the aggregate at 100% of each executive’s target RSUs, so the maximum that could be earned for the period was 200%. Amounts not earned in the period can be earned for the third performance period.

2016 Short–Term Performance-Based Aspirational Equity

For 2016, we added an equity award that was designed to incentivize our executives to substantially increase annual recurring revenue in our Technology Platform group above plan for the 2016 year (a one-year performance period). The threshold amount represented an 81% increase in annual recurring revenue in the Technology Platform Group over 2015 and the target amount represented a 150% increase over 2015. Amounts could be earned to the extent performance was achieved between threshold and target. Each executive’s target aspirational equity was equal to that executive’s 2016 service-based equity. Mr. Heppelmann could earn up to 200% of the target equity granted and each of the other executives could earn up to 100% of the target equity granted if the challenging performance measure was achieved. Any amounts earned would vest in three substantially equal annual installments over three years. The target performance was not achieved and no portion of the short-term aspirational equity was earned or vested and the equity was forfeited.

2016 Short –Term Performance-Based Aspirational Equity

Performance Measure	Threshold	Target	% Earned
Technology Platform Group Annual Recurring Revenue	$65 Million	$90 Million	0%

Severance and Change in Control Arrangements

Agreements and Conditions

We maintain severance and change in control arrangements with our executives. The agreements require the executive to execute a non-compete agreement with PTC and to execute a general release of claims as a condition to receiving severance benefits. Each of the agreements has a one-year term and renews automatically for successive one year terms unless the Compensation Committee terminates the agreement. The agreements are described in more detail under Potential Payments upon Termination or Change in Control on page 45.

Annual Review

The Compensation Committee reviews these agreements each year to determine if these agreements should be maintained, modified or terminated. For 2016, the Committee reviewed current market practices and the terms of the agreements with the Committee’s compensation consultant and the continuing consolidation in the industry. Based on this review, the Committee decided that it was appropriate to maintain the agreements.

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38	Compensation Discussion and Analysis

Rationale

The Committee believes that these agreements are important motivational and retention tools because, in a time of increased consolidation in our industry and increased competition for executive talent, they provide a measure of earnings security by offering income protection in the form of severance and continued benefits if the executive’s employment is terminated without cause, economic protection for the executive’s family if the executive becomes disabled or dies, and additional protections in connection with a change in control of PTC.

The Committee believes that providing severance to PTC employees, including these executives, is an appropriate bridge to subsequent employment if the person’s employment is terminated without cause. This is particularly so for executive-level positions for which the opportunities are typically more limited and the job search lead time is longer. The agreements also benefit PTC by enabling executives to remain focused on PTC’s business in uncertain times without the distraction of potential job loss.

Importance in Connection with a Potential Change in Control

The Committee believes these agreements are even more important in the context of a change in control as it believes they will motivate and encourage the executives to be receptive to potential strategic transactions that are in the best interest of stockholders, even if the executive faces potential job loss. The agreements for our executives have “double triggers” so that no equity is accelerated solely upon a change in control, but is accelerated only if the executive is terminated in connection with a change in control. The Committee believes this benefits PTC and any potential acquirer because it enables PTC to retain and motivate the executive while a potential change in control is pending, provides an acquirer with the ability to retain desired executives using existing equity incentives, and does not provide a one-time benefit to the executive that could undermine those efforts.

Equity Ownership

Each year we examine the total equity ownership of our executive officers. Because we believe that the interests of our executives are more aligned with stockholders’ interests if they are stockholders themselves, we maintain a stock ownership policy for our executives. The policy requires the CEO and each of the other executives to attain and maintain an ownership level of PTC’s common stock equal to 3x and 1x, respectively, their individual annual salary through retention of vested equity (other than options). The Executive Stock Ownership Policy is available in the Corporate Governance section of the Investor Relations page of our website at www.ptc.com.

⬢	All executives meet their stock ownership requirements.

Compensation Clawback Policy

We maintain an executive compensation recoupment policy that is intended to enable us to recover incentive compensation paid to an executive officer if such compensation is subsequently determined to have been unearned due to a restatement of our financial results for the performance period as a result of the misconduct of the executive officer. The Executive Compensation Recoupment Policy is available in the Corporate Governance section of the Investor Relations page of our website at www.ptc.com.

Timing of Equity Grants

We do not time grants either to take advantage of a depressed stock price or in anticipation of an increase in stock price and have limited the amount of discretion that can be exercised in connection with the timing of awards. We generally make awards only on pre-determined dates to ensure that awards cannot be timed to take advantage of material non-public information. Typically, our annual executive awards are made in November after public release of the previous fiscal year’s financial results, annual awards to our Board of Directors are made on the day of the annual stockholders’ meeting, and awards to our employees are made in November and May.

Awards to executive officers may be made only by the Compensation Committee. Other employee awards may be made by either the Compensation Committee or by our Chief Executive Officer pursuant to delegated authority. The Compensation Committee generally

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Compensation Discussion and Analysis	39

makes awards only at Committee meetings and generally does not make awards in trading blackout periods (the prophylactic period encompassing the last three weeks of each fiscal quarter through 24 hours after the earnings for that quarter are announced) unless special circumstances exist, such as a new hire or a contractual commitment.

Our Chief Executive Officer may make awards only on the 15th of the month (or the next succeeding business day if the 15th is not a business day), other than in the months of January, April, July and October because the 15th of each of those months falls in a blackout period, and only up to established values set by the Compensation Committee.

Tax and Accounting Considerations

Tax Considerations

We consider the tax (individual and corporate) consequences of our executive compensation plans when designing the plans. Section 162(m) of the Internal Revenue Code limits deduction of compensation paid to the chief executive officer and three other most highly compensated executive officers of PTC (other than the chief financial officer) to $1,000,000 unless the compensation is performance-based. Our annual bonuses and performance-based equity awards are provided under stockholder approved plans and are designed to enable deductibility under Section 162(m) as performance-based compensation. Base salary and service-based RSUs are not considered performance-based compensation under Section 162(m). Because no executive’s base salary is more than $1,000,000, any compensation that is not deductible is generally attributable to vesting of service-based RSUs. We believe that the cost associated with these awards in excess of the deductible amount is justified by the incentive and retention value provided by the award.

Accounting Considerations

We also consider the stock-based compensation expense associated with equity awards to executives as part of the expense associated with our overall equity compensation program. The expense associated with the equity awards is equal to the fair value of the equity issued and is amortized over the vesting period of the award. We monitor this expense as we develop our plans and strive to maintain a program that balances the goals of our equity program with the associated expense of the program. For 2016, stock-based compensation expense as a percentage of market capitalization was between the 25th and 40th percentiles relative to our peer group.

Assessment of Risks Associated with Our Compensation Programs

We assess our compensation plans and programs for all employees, including our executives, annually to ensure alignment of the various plans and programs with our business plan and to evaluate the potential risks associated with those plans and programs. We have concluded that, although we maintain performance-based incentive plans, our compensation plans and programs do not create risks that are reasonably likely to have a material adverse effect on PTC.

For 2016, we completed an extensive review of our various compensation plans and programs. This review was undertaken by a cross-functional team of representatives from our Human Resources, Finance, Sales, Services and Global Support functions. They reviewed the structures of the plans and programs, the processes used with respect to those plans and programs, and the controls with respect to those plans and programs. They also validated our compensation mix against the compensation mix in the market. The results of this assessment were shared with the Compensation Committee, which concurred with the conclusions reached. As stated above, we did not identify any policies or practices that create risks reasonably likely to have a material adverse effect on PTC.

The Compensation Committee regularly considers the risks associated with executive compensation and corporate incentive plans when designing such plans. The elements described below with respect to such plans and programs have generally been implemented by or at the direction of the Compensation Committee and were considered by the assessment team and the Committee when assessing the risk associated with our compensation programs:

⬢	A detailed planning process with Compensation Committee or executive oversight exists for all compensation programs;
⬢	The proportion of an employee’s performance-based pay increases as the responsibility and potential impact of the employee’s position increases, which structure is in line with market practices;
⬢	All short-term incentive plans and commission plans are cash-based plans, which results in less total compensation being tied solely to stock performance;
⬢	We set performance goals that we believe are reasonable in light of past performance and market conditions;

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40	Compensation Discussion and Analysis

⬢	We use performance measures that are designed to support our long-term financial goals, rather than changing measures to take advantage of changing market conditions;
⬢	We use different performance measures for our annual incentive plans and our long-term incentive plans;
⬢	Our long-term performance-based equity contains performance measures for each of the three years of the term of the award;
⬢	Our long-term performance-based equity contains a catch-up provision which discourages short-term risk taking based on the duration of the performance measurement period;
⬢

We use restricted stock units rather than stock options for equity awards because restricted stock units retain value even if the stock price declines so that employees are less likely to take unreasonable risks to get, or keep, options “in-the-money”;

⬢	We use service-based vesting over three years for our long-term equity awards to ensure our employees’ interests are aligned with those of our stockholders for the long-term performance of PTC;
⬢

Assuming achievement of at least a minimum level of performance, payouts under our performance-based plans result in some compensation at levels below full target achievement, rather than an “all-or-nothing” approach;

⬢	All organizations have a component of their leadership incentive plans tied to overall PTC performance to ensure cross-functional alignment with PTC’s business plan;
⬢

Our executive stock ownership policy requires our executives to hold certain levels of stock (not options, restricted stock units or restricted stock), which aligns an appropriate portion of their personal wealth to the long-term performance of PTC;

⬢

Our compensation clawback policy enables us to recover incentive compensation paid to an executive officer for 2014 and thereafter if it is subsequently determined not to have been earned due to restatement of prior period financial results due to misconduct of the executive officer, thus reducing any incentive to engage in misconduct to meet financial targets.

⬢	We maintain effective controls and procedures to ensure that amounts are earned and paid in accordance with our plans and programs.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the foregoing Compensation Discussion and Analysis. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee

Donald Grierson, Chairman
Paul Lacy
Robert Schechter
Renato Zambonini

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41

Executive Compensation

The discussion, table and footnotes below describe the total compensation for 2016 for our named executive officers (our Chief Executive Officer, our Chief Financial Officer, and our three other most highly compensated executive officers).

As described in COMPENSATION DISCUSSION AND ANALYSIS above and reflected in the Summary Compensation Table below, we pay these executive officers a mix of cash and equity compensation. Cash compensation consists of a base salary and an incentive plan bonus (Non-Equity Incentive Plan Compensation). We do not generally pay discretionary cash bonuses to these executives, although we paid Mr. Miller and Mr. Hayman one-time sign-on bonuses in 2015 and 2016, respectively, to compensate them for unvested cash compensation left behind at their prior employers to join PTC. Equity compensation (Stock Awards) consists of restricted stock units (RSUs) (50% of which are performance based and 50% of which are service based) that are eligible to vest over three years from the date of grant, plus, for Mr. Miller and Mr. Hayman in 2015 and 2016, respectively, awards to compensate them for unvested equity left behind at their prior employers.

We do not provide these executives with pensions or the ability to defer compensation or any perquisites. Amounts shown in the All Other Compensation column reflect the matching cash contribution under our 401(k) Savings Plan for those participating in the plan. Those amounts for Mr. Miller and Mr. Hayman also include relocation payments and tax preparation payments, as applicable.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(2)	Total ($)
James Heppelmann	2016	$750,000	$–		$6,608,881	$1,115,000	$7,950	$8,481,831
President and Chief	2015	$750,000	$–		$10,254,443	$–	$7,950	$11,012,393
Executive Officer	2014	$750,000	$–		$4,749,968	$995,200	$7,800	$6,502,968
Andrew Miller(3)	2016	$415,000	$–		$2,626,270	$334,500	$147,935	$3,523,705
Executive Vice President,	2015	$263,365	$249,000	(4)	$3,206,774	$–	$351,301	$4,070,441
Chief Financial Officer
Barry Cohen	2016	$415,000	$–		$2,626,270	$334,500	$–	$3,375,770
Executive Vice	2015	$415,000	$–		$3,192,620	$–	$–	$3,607,620
President, Strategy	2014	$415,000	$–		$1,874,992	$298,560	$–	$2,588,552
Anthony DiBona	2016	$363,000	$–		$1,881,497	$278,750	$7,950	$2,531,197
Executive Vice President,	2015	$363,000	$–		$2,288,038	$–	$7,950	$2,658,988
Renewal Sales	2014	$363,000	$–		$1,343,709	$248,800	$7,800	$1,963,309
Craig Hayman(5)	2016	$625,000	$500,000	(4)	$7,434,187(6)	$529,625	$80,499	$9,169,311
Executive Vice President,
Solutions Group

(1)	Aggregate grant date fair value of awards plus, for 2015, the value of award modifications made for the year. Assumptions made in the valuation of these awards are described in Note K to our financial statements included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2016. For service-based RSUs and for the 2014 performance-based RSUs, the grant date fair value is equal to the number of RSUs granted multiplied by the closing price of our stock on the NASDAQ Stock Market on the grant date. The grant date fair values of the 2014 performance-based RSUs are the maximum amounts that could be earned under those awards. For the 2016 and 2015 performance-based TSR RSUs, the value was determined using a Monte Carlo methodology that takes into account the probability of achievement of the performance measures at the time of grant. The maximum potential value of the TSR RSUs is 200% of the target value of the TSR RSUs granted. For the 2016 Aspirational RSUs (described in Compensation Discussion and Analysis and in the Grants of Plan-Based Awards table in this Proxy Statement), the value included in the Stock Awards column for each Named Executive Officer is $0 because the likelihood of achieving the performance goal on the date of grant was not probable. The Aspirational RSUs were tied to achieving a challenging performance hurdle for 2016, that, if achieved, would likely result in significant stockholder value creation. The maximum potential value of the Aspirational RSUs was, for Mr. Heppelmann, 200% of the Aspirational RSUs granted, and for the other

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42	Executive Compensation

Named Executive Officers, 100% of the Aspirational RSUs granted. Assuming that the achievement of the performance measures for the 2016 TSR RSUs and the Aspirational RSUs had been probable on the grant date, the grant date value of the 2016 TSR RSUs and the Aspirational RSUs would have been as set forth below. For 2016, the one-third of the target TSR RSUs that could be earned for 2016 was earned at 170%, and the Aspirational RSUs were not earned and were forfeited.

Named Executive Officer	Number of Target TSR RSUs	Maximum Value of TSR RSUs based on Closing Price on Grant Date	Number of Target Aspirational RSUs	Maximum Value of Aspirational RSUs based on Closing Price on Grant Date
James Heppelmann	79,507	$5,749,946	79,507	$5,749,946
Andrew Miller	31,595	$2,284,950	31,595	$1,142,475
Barry Cohen	31,595	$2,284,950	31,595	$1,142,475
Anthony DiBona	22,635	$1,636,963	22,635	$818,482
Craig Hayman	41,186	$2,999,988	41,186	$1,499,994

(2)	Amounts shown are matching contributions under PTC’s 401(k) Savings Plan. Amounts for Mr. Miller and Mr. Hayman in 2016 also include relocation benefits of $136,633 and $73,210, respectively, and, for Mr. Hayman, relocation tax preparation payments of $1,520. For 2015, the amount for Mr. Miller includes relocation benefits of $349,386.
(3)	Mr. Miller joined PTC in February 2015.
(4)	Sign-on bonus paid upon hire and subject to pro-rata forfeiture if he voluntarily terminated his employment in the first year.
(5)	Mr. Hayman joined PTC in November 2015.
(6)	Includes a sign-on equity grant valued at approximately $4,000,000 upon hire, half of which vested in November 2016 and the remaining half of which will vest November 2017.

Grants of Plan-Based Awards

As discussed in COMPENSATION DISCUSSION AND ANALYSIS above, we tie a substantial portion of our executives’ compensation to PTC’s performance through plan-based awards. For 2016, these awards consisted of:

⬢	an annual cash bonus plan (Non-Equity Incentive Plan Awards),
⬢	performance-based RSUs that vest to the extent earned in each of the three annual performance periods over three years (Equity Incentive Plan Awards), and
⬢	service-based RSUs that vest over three years (Other Stock Awards).

We describe our compensation decisions for 2016, including the rationale for these awards and the performance measures, in COMPENSATION DISCUSSION AND ANALYSIS above.

PTC Inc. 2017 Proxy Statement

Executive Compensation	43

2016 Grants of Plan-Based Awards

Name	Grant Date		Committee Resolution Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Possible Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Securities Underlying Stock or Units (#)	Grant Date Fair Value of Stock Awards(1) ($)
				Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
James Heppelmann	11/2/2015	(2)	11/2/2015	$700,000	$1,000,000	$1,200,000
President and Chief	11/2/2015	(3)	11/2/2015				39,753	79,507	159,014		$3,733,907
Executive Officer	11/2/2015	(4)	11/2/2015				–	79,507	159,014		$0
	11/2/2015	(5)	11/2/2015							79,507	$2,874,973
Andrew Miller	11/2/2015	(2)	11/2/2015	$210,000	$300,000	$360,000
Executive Vice	11/2/2015	(3)	11/2/2015				15,797	31,595	63,190		$1,483,795
President, Chief	11/2/2015	(4)	11/2/2015				–	31,595	31,595		$0
Financial Officer	11/2/2015	(5)	11/2/2015							31,595	$1,142,475
Barry Cohen	11/2/2015	(2)	11/2/2015	$210,000	$300,000	$360,000
Executive Vice	11/2/2015	(3)	11/2/2015				15,797	31,595	63,190		$1,483,795
President, Strategy	11/2/2015	(4)	11/2/2015				–	31,595	31,595		$0
	11/2/2015	(5)	11/2/2015							31,595	$1,142,475
Anthony DiBona	11/2/2015	(2)	11/2/2015	$175,000	$250,000	$300,000
Executive Vice	11/2/2015	(3)	11/2/2015				11,317	22,635	45,270		$1,063,015
President, Renewal	11/2/2015	(4)	11/2/2015				–	22,635	22,635		$0
Sales	11/2/2015	(5)	11/2/2015							22,635	$818,482
Craig Hayman	11/23/2015	(2)	11/2/2015	$332,500	$475,000	$570,000
Executive Vice	11/23/2015	(3)	11/2/2015				20,593	41,186	82,372		$1,934,221
President, Solutions	11/23/2015	(4)	11/2/2015				–	41,186	41,186		$0
Group	11/23/2015	(5)	11/2/2015							41,186	$1,499,994
	11/23/2015	(6)	11/2/2015							109,829	$3,999,972

(1)	For the service-based awards, the grant date fair value was calculated by multiplying the number of RSUs granted by the closing price of a share of our common stock on the NASDAQ Stock Market on the grant date. The closing price on November 2, 2015 was $36.16 and the closing price on November 23, 2015 was $36.42. For the performance-based TSR awards, the value at the grant date was determined using a Monte Carlo valuation model. For the aspirational performance-based awards, the value at the grant date was based on the probability of achieving the challenging performance hurdle.
(2)	Awards under our annual cash incentive plan. The performance measures were met at the 111.5% level and 111.5% of the bonus was earned and paid: for Mr. Heppelmann, $1,115,000; for Mr. Miller, $334,500, for Mr. Cohen, $334,500; for Mr. DiBona, $278,750; and, for Mr. Hayman, $529,625.
(3)	Performance-based RSUs eligible to vest over three years to the extent the relative TSR performance measures are met for each of 2016, 2017 and 2018, with any RSUs not earned in 2016 and 2017 eligible to be earned in 2018. Only one-third of the RSUs granted are eligible to be earned for each of 2016 and 2017. The performance measure was met at the 170% level and 170% of the RSUs for 2016 were earned and vested: for Mr. Heppelmann, 45,055 RSUs; for Mr. Miller, 17,904 RSUs, for Mr. Cohen, 17,904 RSUs; for Mr. DiBona, 12,826 RSUs; and, for Mr. Hayman, 23,339 RSUs.
(4)	Aspirational performance-based RSUs eligible to vest over three years to the extent the challenging performance measure for 2016 was earned. The performance measure was not met and, accordingly, no RSUs were earned and all of the RSUs were forfeited.
(5)	Service-based RSUs. One third of these RSUs vested on November 15, 2016 and the remaining two-thirds will vest in substantially equal installments on November 15, 2017 and November 15, 2018.
(6)	Service-based RSUs awarded on November 23, 2015 as a new hire grant that vested as to half on November 15, 2016 and will vest as to the remaining half on November 15, 2017.

www.ptc.com

44	Executive Compensation

Outstanding Equity Awards at Fiscal Year-End

The following table shows the equity awards held by each named executive officer as of September 30, 2016. The equity awards in the table are restricted stock units granted in 2014 through 2016. No options were outstanding.

Outstanding Equity Awards at Fiscal Year-End

	Stock Awards
			Equity Incentive Plan Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
James Heppelmann	49,232(4)	$2,181,470	64,067(7)	$2,838,809
President and Chief Executive Officer	42,711(5)	$1,892,524	79,507(8)	$3,522,955
	79,507(6)	$3,522,955	79,507(9)	$3,522,955
Andrew Miller	18,562(5)	$822,482	27,843(7)	$1,233,723
Executive Vice President, Chief Financial Officer	31,595(6)	$1,399,974	31,595(8)	$1,399,974
			31,595(10)	$1,399,974
Barry Cohen	19,434(4)	$861,121	25,289(7)	$1,120,556
Executive Vice President, Strategy	16,859(5)	$747,022	31,595(8)	$1,399,974
	31,595(6)	$1,399,974	31,595(10)	$1,399,974
Anthony DiBona	13,926(4)	$617,061	18,124(7)	$803,074
Executive Vice President, Renewal Sales	12,082(5)	$535,353	22,635(8)	$1,002,957
	22,635(6)	$1,002,957	22,635(10)	$1,002,957
Craig Hayman	41,186(6)	$1,824,952	41,186(8)	$1,824,952
Executive Vice President, Solutions Group	109,829(11)	$4,866,523	41,186(10)	$1,824,952

(1)	The unvested restricted stock unit (RSU) awards shown in this column are subject to service-based vesting.
(2)	The market value of unvested RSUs was calculated as of September 30, 2016 based on the closing price of a share of our common stock on the NASDAQ Global Select Market on September 30, 2016 of $44.31.
(3)	The unvested RSUs shown in this column are subject to performance-based vesting.
(4)	Service-based RSUs granted on November 11, 2013 that vested on November 15, 2016.
(5)	Service-based RSUs granted on November 10, 2014 (for Mr. Miller, on February 9, 2015) that vest in two substantially equal annual installments on November 15, 2016 and 2017.
(6)	Service-based RSUs granted on November 2, 2015 (for Mr. Hayman, on November 23, 2015) that vest in three substantially equal annual installments on November 15, 2016, 2017 and 2018.
(7)	Performance-based TSR RSUs granted on November 10, 2014 (for Mr. Miller, on February 9, 2015) that may be earned only to the extent the established performance criteria are met for each of the three performance periods ending September 30, 2015, September 30, 2016 and September 30, 2017. The amount shown is the Target number of shares; additional shares up to 100% of the Target shares may be earned for each of the three performance periods for performance above Target performance. The performance measure for the first period was not met and no RSUs were earned. The performance measure for the second performance period was earned at 67% and RSUs were earned and vested on November 15, 2016 as follows: Mr. Heppelmann, 14,308 RSUs; Mr. Miller, 6,218 RSUs; Mr. Cohen, 5,648 RSUs; and Mr. DiBona, 4,047 RSUs. Shares not earned for the first or second performance periods can be earned in the third performance period.
(8)	Performance-based TSR RSUs granted on November 2, 2015 (for Mr. Hayman, on November 23, 2015) that may be earned only to the extent the established performance criteria are met for each of the three performance periods ending September 30, 2016, September 30, 2017 and September 30, 2018. The amount shown is the Target number of shares; additional shares up to 100% of the Target shares may be earned for each of the three performance periods for performance above Target performance. The performance measure for the first performance period was earned at 170% and RSUs were earned and vested on November 15, 2016 as follows: Mr. Heppelmann, 45,055 RSUs; Mr. Miller, 17,904 RSUs; Mr. Cohen, 17,904 RSUs; Mr. DiBona, 12,826 RSUs; and Mr. Hayman, 23,339 RSUs. Shares not earned for the first or second performance periods can be earned in the third performance period. For additional information about this award, please see “Compensation Discussion and Analysis, 2016 Performance- Based Awards” above.
(9)	Aspirational performance-based RSUs granted on November 2, 2015 that could be earned only to the extent the challenging performance hurdle was met. The amount shown is the Target number of shares; additional shares could have been earned up to 200% of the Target shares for the single performance period ending September 30, 2016. Any shares earned would vest in three substantially equal installments over three years. The performance hurdle was not met and these RSUs were forfeited.
(10)	Aspirational performance-based RSUs granted on November 2, 2015 (for Mr. Hayman, November 23, 2015) that could be earned only to the extent the challenging performance hurdle was met. The amount shown is the Target number of shares; no additional shares could have been earned for the single performance period ending September 30, 2016. Any shares earned would vest in three substantially equal installments over three years. The performance hurdle was not met and these RSUs were forfeited.
(11)	Service-based sign-on RSUs granted on November 23, 2015 as a new hire grant that vest in two substantially equal installments on each of November 15, 2016 and November 15, 2017.

PTC Inc. 2017 Proxy Statement

Executive Compensation	45

Option Exercises and Stock Vested

The following table shows the value realized by executive officers upon vesting of restricted stock units during 2016. None of the named executive officers owns options and, accordingly, none of those officers exercised options in 2016.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(1)
James Heppelmann,	265,639	$9,339,867
President and Chief Executive Officer
Andrew Miller,	53,831	$1,892,698
Executive Vice President, Chief Financial Officer
Barry Cohen,	57,478	$2,020,926
Executive Vice President, Strategy
Anthony DiBona,	41,193	$1,448,346
Executive Vice President, Renewal Sales
Craig Hayman,
Executive Vice President, Solutions Group	–	–

(1)	The table below shows the dates the RSUs that vested in fiscal 2016 were granted, the dates on which they vested, the per share values on those dates, and the number of shares of each grant that vested for each executive.

Grant Date	Grant Date per Share Value	Vest Date	Vest Date per Share Value	James Heppelmann	Andrew Miller	Barry Cohen	Anthony DiBona	Craig Hayman
10/1/2010	$19.44	11/15/2015	$35.16	120,027	–	–	–	–
11/5/2012	$21.0197	11/15/2015	$35.16	75,024	–	29,614	21,223	–
11/11/2013	$32.16	11/15/2015	$35.16	49,232	–	19,434	13,928	–
11/10/2014	$37.07	11/15/2015	$35.16	21,356	–	8,430	6,042	–
2/9/2015	$33.67	11/15/2015	$35.16	–	9,281	–	–	–
2/9/2015	$33.67	2/15/2016	$28.63	–	44,550	–	–	–
				265,639	53,831	57,478	41,193	–

Potential Payments upon Termination or Change in Control

We have agreements with our executive officers that provide the benefits described below in connection with certain terminations or a change in control of PTC. We describe our reasons for providing these benefits in COMPENSATION DISCUSSION AND ANALYSIS — Severance and Change in Control Arrangements on page 37.

To receive the payments and benefits described below, the executive must execute a release of claims against PTC. The executive also must continue to comply with the material terms of his agreement and the terms of his Non-Disclosure, Non-Competition and Invention Agreement with PTC, which remains in effect after his termination of employment.

www.ptc.com

46	Executive Compensation

Summary of Executive Agreement Terms for
Compensation on Change-in-Control and Certain Terminations

Event or Circumstances of Termination or Event
Name	Termination without Cause	Termination for Cause or Voluntary Resignation	Change in Control	Termination without Cause or Resignation for Good Reason within 3 Years following a Change in Control	Disability or Death
James Heppelmann
President & Chief Executive Officer
Base Salary	2x	–	–	3x	–
Target Bonus	2x	–	–	3x	–
Pro-Rated Target Bonus	–	–	1x Pro-Rated	–	–
Accelerated Equity	–	–	–	100% at Target	100% at Target
Benefits Continuation	2x	–	–	2x	–
Payment Term	2 Years		Upon Event	Upon Event	Upon Event
Gross-Up Payment	–	–	–	–	–
All Other Named Executive Officers
Andrew Miller
Barry Cohen
Anthony DiBona
Craig Hayman
Base Salary	1x	–	–	1x	–
Target Bonus	1x	–	–	1x	–
Pro-Rated Target Bonus	–	–	1x Pro-Rated	–	–
Accelerated Equity	–	–	–	100% at Target	100% at Target
Benefits Continuation	1x	–	–	1x	–
Payment Term	Upon Event		Upon Event	Upon Event	Upon Event
Gross-Up Payment	–	–	–	–	–

Potential Payments on Termination or Change in Control
Had a Termination Event or a Change-in-Control Occurred on September 30, 2016

	Event or Circumstances of Termination
Name	Termination without Cause	Termination for Cause or Voluntary Resignation	Change in Control	Termination without Cause or Resignation for Good Reason within 3 Years following a Change in Control(1)	Disability or Death(1)
James Heppelmann
President & Chief Executive Officer
Base Salary	$1,500,000	$–	$–	$2,250,000	$–
Target Bonus	2,000,000	–	–	3,000,000	–
Pro-Rated Target Bonus	–	–	1,000,000	–	–
Accelerated Equity	–	–	–	17,481,669	17,481,669
Benefits Continuation	111,048	–	–	111,048	–
Total	$3,611,048	$–	$1,000,000	$22,842,717	$17,481,669
Andrew Miller
Executive Vice President, Chief
Financial Officer
Base Salary	$415,000	$–	$–	$415,000	$–
Target Bonus	300,000	–	–	300,000	–
Pro-Rated Target Bonus	–	–	300,000	–	–
Accelerated Equity	–	–	–	6,256,129	6,256,129
Benefits Continuation	55,882	–	–	55,882	–
Total	$770,882	$–	$300,000	$7,027,011	$6,256,129

PTC Inc. 2017 Proxy Statement

Executive Compensation	47

	Event or Circumstances of Termination
Name	Termination without Cause	Termination for Cause or Voluntary Resignation	Change in Control	Termination without Cause or Resignation for Good Reason within 3 Years following a Change in Control(1)	Disability or Death(1)
Barry Cohen
Executive Vice President,
Strategy
Base Salary	$415,000	$–	$–	$415,000	$–
Target Bonus	300,000	–	–	300,000	–
Pro-Rated Target Bonus	–	–	300,000	–	–
Accelerated Equity	–	–	–	6,928,622	6,928,622
Benefits Continuation	58,747	–	–	58,747	–
Total	$773,747	$–	$300,000	$7,702,369	$6,928,622
Anthony DiBona
Executive Vice President,
Renewal Sales
Base Salary	$363,000	$–	$–	$363,000	$–
Target Bonus	250,000	–	–	250,000	–
Pro-Rated Target Bonus	–	–	250,000	–	–
Accelerated Equity	–	–	–	4,964,359	4,964,359
Benefits Continuation	60,241	–	–	60,241	–
Total	$673,241	$–	$250,000	$5,637,600	$4,964,359
Craig Hayman
Executive Vice President,
Solutions Group
Base Salary	$625,000	$–	$–	$625,000	$–
Target Bonus	475,000	–	–	475,000	–
Pro-Rated Target Bonus	–	–	475,000	–	–
Accelerated Equity	–	–	–	10,341,378	10,341,378
Benefits Continuation	56,788	–	–	56,788	–
Total	$1,156,788	$–	$475,000	$11,498,166	$10,341,378

(1)	Equity is valued based on a closing stock price of $44.31 on September 30, 2016.

www.ptc.com

48
Proposal 3: Advisory Vote on the Frequency of the Say-on-Pay Vote

We are seeking your preference as to the frequency of future stockholder advisory votes on the compensation of our named executive officers (the Say-on-Pay vote described above in Proposal 2). We are required by Section 14A of the Securities Exchange Act of 1934 to include a say-on-pay vote in proxy statements for our annual meetings at least once every three years, and also to seek periodic advisory votes on how often there should be a say-on-pay vote. We are asking whether the say-on-pay vote should occur every year, every two years or every three years.

Preferred Frequency of the Vote

We currently hold a say-on-pay vote every year because it enables stockholders to timely vote on executive pay and pay practices, which enables us to consider and respond to any concerns identified on a timely basis. Holding the vote every year has worked well for us and, we believe, for stockholders. Accordingly, the Board of Directors recommends a vote for a say-on-pay vote every year.

Effect of Frequency Vote

The option of one year, two years or three years that receives the highest number of votes cast by stockholders will be the frequency for the advisory say-on-pay vote preferred by stockholders. This vote is advisory only and not binding on the company or the Board of Directors. However, the Board expects to take into account the outcome of this vote when considering how frequently to seek a say-on-pay vote of stockholders in the future.

The Board of Directors recommends that you vote for ONE YEAR for the frequency of the Say-on-Pay vote.

PTC Inc. 2017 Proxy Statement

49

Proposal 4: Advisory Vote to Confirm the Selection of PricewaterHouseCoopers LLP as our Independent Registered Public Accounting Firm for 2017

We are asking stockholders to confirm the Audit Committee’s selection of PricewaterhouseCoopers LLP, a registered public accounting firm, as PTC’s independent registered public accounting firm for the fiscal year ending September 30, 2017.

Although stockholder confirmation of the selection of PricewaterhouseCoopers LLP is not required by law or our by-laws, and this vote is only advisory, the Board believes that it is advisable to give stockholders an opportunity to provide guidance on this selection. If this confirmation is not received, the Board will request that the Audit Committee reconsider its selection of PricewaterhouseCoopers LLP.

The Board of Directors recommends that you vote FOR the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2017.

Engagement of Independent Auditor and Approval of Professional Services and Fees

The Audit Committee is responsible for the engagement of our independent auditor and for approving, in advance, all audit services and permitted non-audit services to be provided by the independent auditor. The Audit Committee has adopted a policy for the engagement of the independent auditor that is intended to maintain the independent auditor’s independence from PTC. In adopting the policy, the Audit Committee considered the various services that the independent auditor has historically performed or may be asked to perform in the future.

The policy, which is reviewed and re-adopted at least annually by the Audit Committee:

⬢

Approves the performance by the independent auditor of certain types of services (principally audit-related and tax), subject to restrictions in some cases, based on the Committee’s determination that engaging the auditor for such services would not be likely to impair the independent auditor’s independence from PTC;

⬢	Requires that management obtain the specific prior approval of the Audit Committee for each engagement of the independent auditor to perform other types of permitted services;

⬢	Prohibits the performance by the independent auditor of certain types of services due to the likelihood that its independence would be impaired; and

⬢

Sets an aggregate expenditure limitation on fees for approved services and provides for fee caps on certain categories of approved services that may not be exceeded without the prior approval of the Committee.

Any approval required under the policy must be given by the Audit Committee, by the Chairman of the Committee in office at the time, or by any other Committee member to whom the Committee has delegated that authority. The Audit Committee does not delegate its responsibilities to approve services performed by the independent auditor to any member of management.

www.ptc.com

50	Proposal 4

The standard applied by the Audit Committee in determining whether to grant approval of any engagement of the independent auditor is whether the services to be performed, the compensation to be paid therefor and other related factors are consistent with the independent auditor’s independence under guidelines of the Securities and Exchange Commission, the Public Company Accounting Oversight Board, and applicable professional standards.

The Committee considers:

⬢	Whether the work product is likely to be subject to, or implicated in, audit procedures during the audit of PTC’s financial statements;

⬢	Whether the independent auditor would be functioning in the role of management or in an advocacy role;

⬢	Whether performance of the service by the independent auditor would enhance PTC’s ability to manage or control risk or improve audit quality;

⬢

Whether performance of the service by the independent auditor would increase efficiency because of the auditor’s familiarity with PTC’s business, personnel, culture, systems, risk profile and other factors; and

⬢

Whether the amount of fees involved, or the proportion of the total fees payable for tax and other non-audit services, would tend to reduce the independent auditor’s ability to exercise independent judgment in performing the audit.

PricewaterhouseCoopers LLP Professional Services and Fees

The table below shows the fees we paid for professional services rendered by PricewaterhouseCoopers LLP, during 2016 and 2015. All of the fees disclosed below were pre-approved by the Audit Committee in accordance with the policy described above.

Type of Professional Service Fees	Fiscal 2016	Fiscal 2015
Audit Fees	$3,279,500	$3,476,274
Audit-Related Fees(1)	$557,000	$97,317
Tax Fees(2)	$1,570,915	$2,806,782
All Other Fees(3)	$1,800	$1,800

(1)	Consists principally of fees for services related to comfort letter procedures associated with a public debt offering and consultations concerning financial accounting and reporting standards.
(2)	Consists principally of fees related to tax compliance, tax planning and tax advice services and tax compliance services related to PTC’s expatriate employees (including assistance with individual tax compliance that PTC provides as a benefit to these employees), as follows:

Type of Tax Service	Fiscal 2016	Fiscal 2015
Tax compliance and preparation services (comprised of preparation of original and	$286,502	$345,059
amended tax returns, claims for refunds, and tax payment planning services)
Tax compliance services related to PTC’s expatriate employees	373,541	514,695
Other tax services including tax planning and advice services and assistance with tax audits	910,872	1,947,028
Total	$1,570,915	$2,806,782

(3)	Consists of accounting research software.

PTC Inc. 2017 Proxy Statement

Proposal 4	51

Report of the Audit Committee

The Audit Committee:

⬢	reviewed and discussed the audited financial statements for 2016 with management and with PricewaterhouseCoopers LLP;

⬢

discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, issued by the Public Company Accounting Oversight Board;

⬢

discussed with PricewaterhouseCoopers LLP its independence from PTC and its management, including the matters in the letter and written disclosures received from PricewaterhouseCoopers LLP as required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Audit Committee concerning independence; and

⬢	considered whether the independent auditor’s provision of the non-audit related services to PTC that are described above is compatible with maintaining independence.

Based on the Committee’s review and discussions with management and PricewaterhouseCoopers LLP and the Committee’s review of the independent auditor’s report to the Committee, the Committee recommended to the Board of Directors that the audited financial statements be included in PTC’s Annual Report on Form 10-K for the year ended September 30, 2016 for filing with the Securities and Exchange Commission.

Audit Committee(1)

Paul Lacy, Chairman
Janice Chaffin
Robert Schechter

(1)   Mr. Fernandez was not a member of the Audit Committee on the date the review was performed and the recommendation was made.

Attendance at the Annual Meeting

Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they so desire and will also be available to respond to appropriate questions from stockholders.

www.ptc.com

52
Information About PTC Common Stock Ownership

Stockholders that Own at More than 5% of PTC

The following table shows all persons we believe to be beneficial owners of more than 5% of PTC common stock as of November 30, 2016. “Beneficial owners” of PTC common stock are those who have the power to vote or to sell that stock. Our information is based in part on reports filed with the Securities and Exchange Commission (SEC) by the firms listed in the table below. If you wish, you may obtain these reports from the SEC.

Stockholder	Number of Shares Beneficially Owned(1)	Percentage of Common Stock Outstanding(2)
BlackRock, Inc.(3)	8,968,377(3)	7.76%
55 East 52nd Street
New York, NY 10022
The Vanguard Group(4)	7,809,254(5)	6.76%
100 Vanguard Boulevard
Malvern, PA 19355

(1)	Shares beneficially owned based on information available to us and applicable regulations. This does not constitute an admission by any stockholder that such stockholder beneficially owns the shares listed. Unless otherwise indicated, each stockholder referred to above has sole voting and investment power over the shares listed.
(2)	For purposes of determining the percentage of common stock outstanding, the number of shares deemed outstanding consists of the 115,604,111 shares outstanding as of November 30, 2016.
(3)	As reported on Schedule 13G filed January 27, 2016, BlackRock, Inc. is a parent holding company that has beneficial ownership of the shares reported through its subsidiaries. BlackRock has sole voting power over 8,573,079 of such shares and sole dispositive power over all such shares.
(4)	As reported on Schedule 13G filed February 10, 2016, The Vanguard Group is an investment adviser that has sole voting power over 84,258 of such shares, shared voting power over 6,000 of such shares, sole dispositive power over 7,725,626 of such shares and shared dispositive power over 83,628 of such shares.

PTC Inc. 2017 Proxy Statement

Information About PTC Common Stock Ownership	53

Stock Owned by Directors and Officers

The following table shows the PTC common stock beneficially owned by PTC’s current directors and named executive officers, as well as all current directors and executive officers as a group, as of November 30, 2016.

Director or Executive Officer	Number of Shares Beneficially Owned(1)	Percentage of Common Stock Outstanding(2)
Janice Chaffin	29,715	0.03%
Donald Grierson	74,829	0.06%
Phillip Fernandez(3)	–	–
Klaus Hoehn	8,704	0.01%
Paul Lacy	60,143	0.05%
Robert Schechter(4)	66,796	0.05%
Renato Zambonini	59,148	0.05%
James Heppelmann	636,022	0.55%
Andrew Miller	58,114	0.05%
Barry Cohen	137,103	0.12%
Anthony DiBona	32,884	0.03%
Craig Hayman	50,149	0.04%
All directors, nominees for director, and current executive officers as a group (15 persons)	1,282,575	1.11%

(1)	Shares beneficially owned based on information available to us and applicable regulations. This does not constitute an admission by any stockholder that such stockholder beneficially owns the shares listed. Unless otherwise indicated, each stockholder referred to above has sole voting and investment power over the shares listed.
(2)	For purposes of determining the percentage of common stock outstanding held by any person, the number of shares deemed outstanding consists of the 115,604,111 shares outstanding as of November 30, 2016, and any shares subject to RSUs held by the person that vest on or before January 30, 2017.
(3)	Mr. Fernandez joined the Board in March 2016; accordingly, none of his stock has vested. The first vest will be in March 2017.
(4)	Of the shares held, 60,035 were held by Mr. Schechter directly and 6,761 were held by the Schechter Family Foundation, over which Mr. Schechter has voting and investment power.

All Our Directors and Executive Officers Meet Their Stock Ownership Requirements

All of our directors and executive officers, other than Mr. Fernandez, who joined the Board in March 2016, hold PTC stock in excess of the amounts required under our Director and Executive Stock Ownership Policies. Mr. Fernandez meets our stock ownership requirements under the Director Stock Ownership Policy as the policy allows directors to achieve the required ownership level by retaining vested stock and no portion of his stock has vested.

CEO	All Other Executive Officers	Directors
3x Annual Salary Required	1x Annual Salary Required	5x Annual Cash Retainer Required
✓ James Heppelmann	✓ Andrew Miller	✓ Robert Schechter
	✓ Barry Cohen	✓ Janice Chaffin
	✓ Anthony DiBona	✓ Donald Grierson
	✓ Craig Hayman	✓ Phillip Fernandez
	✓ Matthew Cohen	✓ Klaus Hoehn
	✓ Robert Gremley	✓ Paul Lacy
	✓ Aaron von Staats	✓ Renato Zambonini

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires that our insiders—our directors, executive officers and 10%-or-greater stockholders—file reports with the SEC on their initial beneficial ownership of PTC common stock and any subsequent changes (in this case, “beneficial ownership” means a pecuniary interest in the shares). Based on our review of all reports filed by our insiders or written representations from insiders that all reportable transactions were reported, we believe that all of our insiders filed on a timely basis all reports required by Section 16(a) for 2016.

www.ptc.com

54
Transactions with Related Persons

Review of Transactions with Related Persons

We have a written policy regarding the review, approval and ratification of transactions involving related persons. Related persons include our directors, executive officers and persons or entities that beneficially own more than 5% of our outstanding common stock and their respective immediate family members as defined in applicable SEC regulations. Our Audit Committee is responsible for reviewing and approving or ratifying any related party transaction exceeding a specified threshold (unless such transaction involves the compensation of an executive officer whose compensation is reviewed and approved by the Compensation Committee). In reviewing such transactions, the Audit Committee considers whether:

⬢	the transaction has an appropriate business purpose,
⬢	the terms of the transaction are not less favorable to PTC than those that could be obtained from an unrelated third party,
⬢	it is necessary or desirable for PTC to enter into the transaction at that time,
⬢	the amount of consideration to be paid or received by PTC is appropriate, and
⬢	entering into the transaction with the related person rather than an independent third party is desirable.

All related person transactions described below were reviewed and approved by the Audit Committee or the Compensation Committee in accordance with such policy.

Transactions with Related Persons

Matthew Cohen, our Executive Vice President of Customer Success, is the son of Barry Cohen, our Executive Vice President, Strategy. Matthew Cohen earned a salary of $375,000, a performance bonus of $334,500 and was granted $860,415 worth of performance-based restricted stock units (RSUs) and $662,487 worth of service-based RSUs for 2016, which RSUs vest in 2016, 2017 and 2018 to the extent the applicable performance and service-based criteria are met. As an executive officer, Matthew Cohen’s compensation is established by the Compensation Committee and the amounts paid were commensurate with those of his peers. Howard Heppelmann, our Divisional General Manager, Manufacturing Solutions, is the brother of James Heppelmann, our President and Chief Executive Officer. Howard Heppelmann is not an executive officer of PTC. Howard Heppelmann earned a salary of $264,000, a performance bonus of $150,525 and was granted $235,180 worth of service-based RSUs for 2016, which RSUs vest in 2016, 2017 and 2018 to the extent the applicable service-based criteria are met. The amounts paid were commensurate with those of his peers.

PTC Inc. 2017 Proxy Statement

55

Stock Performance Graph

The Stock Performance Graph below compares the cumulative stockholder return on our common stock from September 30, 2011 to September 30, 2016 with the cumulative return over the same period of:

⬢	the S&P 500 Index,
⬢	the NASDAQ Composite Index, and
⬢	the NASDAQ Computer & Data Processing Index.

The Stock Performance Graph assumes that the value of the investment in PTC common stock and each of the comparison groups was $100 on September 30, 2011 and assumes the reinvestment of dividends. We have never declared a dividend on our common stock.

The stock price performance depicted in the graph below is not necessarily indicative of future price performance.

Comparison of 5-Year Cumulative Total Return*

*     $100 invested on 9/30/11 in stock or index, including reinvestment of dividends. Fiscal year ending September 30.

	9/30/2011	9/30/2012	9/30/2013	9/30/2014	9/30/2015	9/30/2016
PTC Inc.	$100.00	$141.55	$185.05	$239.92	$206.37	$288.10
S&P 500	$100.00	$130.20	$155.39	$186.05	$184.91	$213.44
NASDAQ Composite	$100.00	$131.89	$163.47	$195.96	$202.60	$234.66
NASDAQ Computer & Data Processing	$100.00	$125.16	$159.43	$205.57	$213.34	$272.16

www.ptc.com

56
Stockholder Proposals and Nominations

How to Submit a Proposal

We will hold the 2018 Annual Meeting of Stockholders on March 7, 2018. If you wish to nominate a person for election as a director or make another proposal for consideration at the 2018 Annual Meeting, you must give written notice to us between September 20, 2017 and October 20, 2017, including the information required by our by-laws. The information required by our by-laws with respect to director nominations is described below.

In accordance with Rule 14a-8 under the Securities Exchange Act of 1934, as amended, some proposals may be included in our proxy statement and proxy card. If you desire that such a proposal be included in our proxy statement and proxy card, you must give written notice to us no later than September 20, 2017.

Your written proposal must be sent to:

Aaron C. von Staats
Secretary
PTC Inc.
140 Kendrick Street
Needham, Massachusetts 02494

In order to limit controversy as to the date on which PTC receives a proposal, you should submit your proposal by Certified Mail-Return Receipt Requested.

Information to be Provided in Connection with Director Nominations

If you wish to recommend a person for election as a director, your proposal should include the information described below and a brief statement describing the reasons you believe the person would be an effective director for PTC.

Candidates recommended by stockholders are reviewed in the same manner and using the same general criteria as candidates recommended by the Corporate Governance Committee and/or the Board.

Information about the Director Nominee

You must provide the following information about the director nominee:

⬢	the name, age, and business and residence addresses of the person,
⬢

the principal occupation or employment of the person for the past five years, as well as information about any other Board of Directors and board committee on which the person has served during that period,

⬢	the number of shares of PTC stock, if any, beneficially owned by the person,
⬢

whether or not the person is currently “independent” from PTC under the independence standards of the NASDAQ Stock Market and all facts that currently prevent the person from being independent under such standards, if applicable, and

⬢

any other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended.

PTC Inc. 2017 Proxy Statement

Stockholder Proposals and Nominations	57

Information about the Nominating Stockholder

You must provide the following information about yourself:

⬢	your name and record address and the name and address of the beneficial owner of our shares, if any, on whose behalf the proposal is made,
⬢

a description of all familial, compensatory, financial and/or other relationships, arrangements and transactions, existing at any time within the preceding three years or currently proposed, between the director nominee and you or the beneficial owner of our shares on whose behalf the proposal is made, if any, or any of your or their respective affiliates and associates, and

⬢	the details of all the following that are held and/or beneficially owned, directly or indirectly, including through any entity, by you and by such beneficial owner, if any:

⬢	the number of shares of PTC stock,
⬢

any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to PTC stock or with a value derived in whole or in part from the value of PTC stock, whether or not such instrument or right is subject to settlement in PTC stock or otherwise (a “derivative instrument”) and any other direct or indirect opportunity of any such person to profit or share in any profit derived from any increase or decrease in the value of PTC stock,

⬢	any proxy, contract, arrangement, understanding, or relationship pursuant to which you or such other beneficial owner, if any, has a right to vote any shares of PTC stock,
⬢

any short interest in PTC stock (that is, if you directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, have the opportunity to profit or share in any profit derived from any decrease in the value of PTC stock),

⬢	any rights to dividends on PTC stock that are separated or separable from PTC stock, and
⬢

any performance-related fees (other than an asset-based fee) that you or such beneficial owner, if any, is entitled to based on any increase or decrease in the value of PTC stock or derivative instruments, if any, as of the date of your notice, including without limitation any such interest held by members of your immediate family sharing the same household.

The Committee may require any proposed nominee to furnish such other information as it may reasonably require to determine the proposed nominee’s eligibility, or lack thereof, to serve as a director of PTC.

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58
Additional Information About the Annual Meeting and Voting

Proposals to be Voted on at the Meeting

Proposal	Board Recommendation	Vote Required	Broker Discretionary Voting Allowed
Elect eight directors to serve until the 2017 Annual Meeting of Stockholders	FOR	Plurality(1)	No
Advisory vote to approve the compensation of our named executive officers (say-on-pay).	FOR	Majority Votes Cast	No
Advisory vote on the frequency of the say-on-pay vote.	ONE YEAR	Majority Votes Cast	No
Advisory vote to confirm the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the current fiscal year.	FOR	Majority Votes Cast	Yes

(1)	PTC has a majority voting policy under which a director who receives more “Withhold” votes than “For” votes is required to tender his or her resignation and the board is required to evaluate the proposed resignation and announce its decision with respect to such resignation.

Plurality means that the nominees for director receiving the greatest number of votes will be elected.

Majority means that a proposal that receives an affirmative majority of the votes cast will be approved.

Broker Discretionary Voting occurs when a broker does not receive voting instructions from the beneficial owner and votes those shares in its discretion on any proposal on which it is permitted to vote.

Effect of Abstentions and Broker Non-Votes

If you abstain from voting on any of the proposals, or if your broker or bank does not vote on any proposal because it has not received instructions from you and is not permitted to vote in its discretion (a broker non-vote), it will not count as a vote for or against any proposal.

Voting by Proxy

You may vote by proxy using the Internet by following the instructions on your notice or proxy card. If you requested a printed set of materials, you may also vote by telephone or by mail by following the instructions on the proxy card.

Voting methods differ depending on whether you are a registered stockholder (that is, you hold your stock in your own name) or you hold your shares in “street name” (that is, in the name of a brokerage firm or bank that holds your securities account). In either case, you must follow the procedures described on your notice or proxy card.

When you vote, you are giving your “proxy” to the individuals we have designated to vote your shares at the meeting as you direct. If you do not make specific choices, they will vote your shares in accordance with the Board’s

PTC Inc. 2017 Proxy Statement

Additional Information About the Annual Meeting and Voting	59

recommendations as set forth above. If any matter not listed in the Notice of Meeting is properly presented at the Annual Meeting, they will vote your shares in accordance with their best judgment. As of the date hereof, we knew of no matters that needed to be acted on at the meeting other than as discussed in this proxy statement.

Whether you plan to attend the Annual Meeting or not, we encourage you to vote promptly. Voting promptly will not affect your right to attend the Annual Meeting. If you wish to vote at the Annual Meeting despite having voted previously, you may do so by following the procedure described below under Revoking Your Proxy and How You May Vote in Person.

Revoking Your Proxy

You may change your vote after you have voted as described below.

If you hold your shares in “street name” (that is, you hold your shares through a bank or a brokerage account, as most people do), you must follow the procedures required by the brokerage firm or bank through which you hold your shares to revoke your proxy. You should contact that firm or bank directly for more information on those procedures.

If you are a registered stockholder (that is, you hold your shares directly and not through a bank or brokerage account), you may revoke your proxy by following any of these procedures:

⬢	Vote again using the same method you used to vote your shares (which will supersede your earlier vote);
⬢	Send a letter revoking your proxy to PTC’s Secretary at the address indicated under “Stockholder Proposals and Nominations;” or
⬢	Attend the Annual Meeting, notify us in writing that you are revoking your proxy and vote in person.

Confidentiality of Voting and Tabulation of the Votes

We keep all the proxies, ballots and voting tabulations confidential. Broadridge Financial Solutions, Inc. acts as tabulator and will forward to management any written comments that you make on the proxy card without providing your name.

Announcement of Voting Results

We will provide the voting results in a Current Report on Form 8-K filed with the Securities and Exchange Commission within four business days after the Annual Meeting.

Costs of Soliciting Proxies

PTC will pay all the costs of soliciting proxies. In addition to mailing the notices and providing these proxy materials, our directors and employees may solicit proxies by telephone, fax or other electronic means of communication, or in person. We will reimburse banks, brokers, nominees and other fiduciaries for the expenses they incur in forwarding the proxy materials to you.

www.ptc.com

60	Additional Information About the Annual Meeting and Voting

Obtaining a Copy of Our Annual Report on Form 10-K

A copy of our Annual Report on Form 10-K for the year ended September 30, 2016 was made available with this proxy statement. You may obtain another copy of our Annual Report on Form 10-K free of charge on our website at www.ptc.com or by contacting PTC Investor Relations at:

Investor Relations PTC Inc.
140 Kendrick Street	Phone: (781) 370-5000
Needham, MA 02494-2714	Email: ir@ptc.com

Questions

If you have any questions about the Annual Meeting or your ownership of PTC common stock, please contact PTC Investor Relations by telephone at (781) 370-5000 or email at IR@ptc.com.

By Order of the Board of Directors,

AARON C. VON STAATS
Secretary

January 18, 2017

PTC Inc. 2017 Proxy Statement

61

Appendix A Subscription Bookings Measures

Subscription Bookings. We offer both perpetual and subscription licensing options to our customers, as well as monthly software rentals for certain products. Given the difference in revenue recognition between the sale of a perpetual software license (revenue is recognized at the time of sale) and a subscription (revenue is deferred and recognized ratably over the subscription term), we use bookings for internal planning, forecasting and reporting of new license and cloud services transactions. In order to normalize between perpetual and subscription licenses, we define subscription bookings as the subscription annualized contract value (subscription ACV) of new subscription bookings multiplied by a conversion factor of 2. We arrived at the conversion factor of 2 by considering a number of variables including pricing, support, length of term, and renewal rates. We define subscription ACV as the total value of a new subscription booking divided by the term of the contract (in days) multiplied by 365. If the term of the subscription contract is less than a year, the ACV is equal to the total contract value. In 2016, the weighted average contract length of our subscription bookings was approximately 2 years.

Total ACV equals subscription ACV (as described above) plus the annualized value of incremental monthly software rental bookings during the period.

Because subscription bookings is a metric we use to approximate the value of subscription sales if sold as perpetual licenses, it does not represent the actual revenue that will be recognized with respect to subscription sales or that would be recognized if the sales were perpetual licenses, nor does the annualized value of monthly software rental bookings represent the value of any such booking.

Subscription Bookings Mix. This measure assumes that all new software and cloud services bookings since the start of FY’14 were perpetual license sales that included support in subsequent periods. The mix amount is calculated by converting the ACV (as defined above) of a new subscription solutions booking in the period to an assumed perpetual license equivalent by multiplying the ACV by a conversion factor of 2 (as defined above), and adding that amount to the perpetual license revenue amounts recognized in that period. Support calculated at 20% of the annual value of the converted amount is added to support revenue in future periods, beginning the quarter after the converted booking is assumed to be recognized. The assumed support revenue is spread ratably over a 12-month period and is assumed to renew in subsequent years.

Annual Recurring Revenue. We currently offer our solutions on premise and in the cloud as SaaS offerings. Our on premise solutions can be licensed either as perpetual with annual support contracts or through a subscription, which is a combination of license and support. Annual Recurring Revenue (ARR) attributable to a given quarter is calculated by dividing the portion of software revenue attributable to subscription and support for the quarter from our consolidated statement of income by the number of days in the quarter and multiplying by 365.

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62
Appendix B Reconciliation of Non-GAAP Measures to GAAP Results

The table below reconciles GAAP operating expenses to non-GAAP operating expenses. Our non-GAAP measures are discussed in our Annual Report on Form 10-K for the fiscal year ended September 30, 2016 which was provided with this proxy statement. Further detail regarding the GAAP to non-GAAP reconciling items is located in “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Non-GAAP Financial Measures” on pages 26-29 of the 2016 Annual Report on Form 10-K.

PTC Inc.
Operating Expenses (Unaudited)

Twelve Months Ended September 30, 2016 (in millions)
GAAP operating expenses	$851.9
Stock-based compensation	(55.2)
Amortization of acquired intangible assets	(33.2)
Acquisition-related charges included in general and administrative expenses	(3.5)
Pending legal settlement accrual	(3.2)
Restructuring charges	(76.3)
Non-GAAP operating expenses	$680.5
Operating expenses associated with our acquisition of Kepware(1)	(13.2)
Impact on changes in foreign currency exchange rates(2)	3.6
Incentive compensation expense(3)	(24.7)
Non-GAAP operating expenses for annual cash bonus plan	$646.2

(1)	Under the 2016 annual cash bonus plan, operating expenses from companies that we acquired on or after October 1, 2015, with the exception of the Vuforia business, were excluded from determining non-GAAP operating expenses.
(2)	Under the 2016 annual cash bonus plan, the impact of changes in foreign currency rates from the foreign currency rates used to establish the 2016 full year plan were excluded from determining non-GAAP operating expenses.
(3)	Under the 2016 annual cash bonus plan, incentive-based compensation in excess of targeted expenses for 2016 were excluded from determining non-GAAP operating expenses. Such excess was attributed to subscription bookings in excess of our financial plan.

PTC Inc. 2017 Proxy Statement

Reducing the Environmental Impact of Our Solicitations

Electronic Delivery of Proxy Materials

We began providing proxy materials electronically to our stockholders in connection with our 2008 Annual Meeting of Stockholders and provide printed proxy materials only to stockholders that have not requested electronic delivery. This has reduced the number of proxy statements and Annual Reports on Form 10-K that are printed and mailed each year from 43,000 copies of each document in 2007 to approximately 2,000 copies of each document in recent years.

If you currently receive printed copies of our proxy materials and you would like to reduce the environmental impact associated with printing and mailing future proxy materials to you, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the Internet voting instructions on your notice or proxy card and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

Materials Sent to Stockholders Sharing the Same Surname and Address

Stockholders holding their shares in a brokerage account or bank account that share the same surname and address generally receive only one copy of the notice or materials. This practice conserves natural resources and reduces duplicate mailings and associated printing and postage costs. If you would like to receive a separate copy of the notice, our annual report and/or proxy statement, as applicable, or to receive separate copies of future mailings, please submit your request to the address or phone number that appears on your notice or proxy card. We will deliver such additional copies promptly upon receipt of such request. Stockholders receiving multiple copies at the same address may request that they receive only one. To do so, please submit your request to the address or phone number that appears on your notice or proxy card.

PTC Worldwide Headquarters
140 Kendrick Street
Needham, MA 02494

PTC.com

PTC INC.
140 KENDRICK STREET
NEEDHAM, MA 02494

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by us in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E16135-P84533	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
PTC INC.					For All	Withhold All	For All Except
The Board of Directors recommends you vote FOR ALL nominees:
Vote on Directors					☐	☐	☐
1.	Elect eight directors to serve until the 2018 Annual Meeting of Stockholders.
	Nominees:
	01)	Janice Chaffin	05)	Klaus Hoehn
	02)	Phillip Fernandez	06)	Paul Lacy
	03)	Donald Grierson	07)	Robert Schechter
	04)	James Heppelmann	08)	Renato Zambonini
To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

Vote on Proposals
The Board of Directors recommends you vote FOR the following proposal:			For	Against	Abstain

2.	Advisory vote to approve the compensation of our named executive officers (say-on-pay).		☐	☐	☐

The Board of Directors recommends you vote FOR a 1 YEAR frequency:		1 Year	2 Years	3 Years	Abstain

3.	Advisory vote on the frequency of the say-on-pay vote.	☐	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:			For	Against	Abstain

4.	Advisory vote to confirm the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the current fiscal year.		☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated.			☐

Please indicate if you plan to attend this meeting.	☐	☐
	Yes	No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

E16136-P84533

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

PTC INC.

PROXY FOR THE 2017 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MARCH 1, 2017

The undersigned, revoking all prior proxies, hereby appoints Aaron von Staats and Catherine Gorecki, or either of them acting singly, as proxies, each with the power to appoint a substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of the ballot, all of the shares of common stock of PTC Inc. ("PTC") that the undersigned is entitled, if personally present, to vote at the 2017 Annual Meeting of Stockholders to be held at 8:00 a.m., local time, on Wednesday, March 1, 2017 at PTC Inc., 140 Kendrick Street, Needham, MA 02494, and any adjournment or postponement thereof.

You may vote at the Annual Meeting if you were a PTC stockholder at the close of business on January 3, 2017. Your attendance at the Annual Meeting will not be deemed to revoke this proxy unless you revoke this proxy in writing and vote in person at the Annual Meeting. Along with this proxy, we are sending you Notice of the Annual Meeting and the related Proxy Statement, as well as our Annual Report to Stockholders, including our Annual Report on Form 10-K with our financial statements, for the year ended September 30, 2016.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF THE SIGNED PROXY IS RETURNED BUT NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES FOR THE BOARD OF DIRECTORS LISTED ON THE REVERSE SIDE, FOR PROPOSALS 2 AND 4, AND 1 YEAR ON PROPOSAL 3. THE PROXIES ARE AUTHORIZED TO VOTE IN THEIR DISCRETION UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE